UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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GoDaddy Inc.

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GODADDY INC.
14455 N. Hayden Road
Scottsdale, Arizona 85260
NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. PDT on Wednesday, June 3, 2020
Dear Stockholders of GoDaddy Inc.:
You are cordially invited to the 2020 virtual annual meeting of stockholders, or the Annual Meeting, of GoDaddy Inc., or the Company, a Delaware corporation, or any adjournment or postponement thereof. The Annual Meeting will be held on Wednesday, June 3, 2020 at 8:00 a.m. PDT and will be conducted virtually via live webcast. To participate at this year’s Annual Meeting, you must register beforehand by visiting www.proxydocs.com/GDDY by 5:00 p.m. EST on June 1, 2020, or the Registration Deadline. You will be asked to provide the control number located inside the shaded gray box on your notice or the proxy card, or the Control Number, as described in the notice or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you. You will not be able to attend the Annual Meeting physically. Once registered you will be able to listen to the Annual Meeting live, submit questions and vote online. We believe that this virtual format prioritizes the health and well-being of our stockholders, directors and associates in the midst of recent public health concerns related to the coronavirus, or COVID-19, outbreak.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1. to elect three Class II directors to serve until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier death, resignation or removal;
2. to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020;
3. to approve named executive officer compensation in a non-binding advisory vote; and
4. to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors, or our Board, has fixed the close of business on Monday, April 13, 2020 as the record date for the Annual Meeting. Only stockholders of record on April 13, 2020 are entitled to notice of, and to vote at, the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about April 23, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement and our 2019 annual report. This Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our 2019 annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented.
We appreciate your continued support of GoDaddy Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.
By order of the Board of Directors,
Aman Bhutani
Chief Executive Officer and Director
Scottsdale, Arizona
April 23, 2020

GODADDY INC.
PROXY STATEMENT
FOR 2020 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. PDT on Wednesday, June 3, 2020
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board for use at the Annual Meeting of the Company, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Wednesday, June 3, 2020 at 8:00 a.m. PDT and will be conducted virtually via a live webcast. To participate at this year’s Annual Meeting, you must register beforehand by visiting www.proxydocs.com/GDDY by 5:00 p.m. EST on June 1, 2020, the Registration Deadline. You will be asked to provide the Control Number located inside the shaded gray box on your notice or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you. You will not be able to attend the Annual Meeting physically. Once registered, you will be able to listen to the Annual Meeting live, submit questions and vote online. The Notice, containing instructions on how to access this proxy statement and our 2019 annual report is first being mailed on or about April 23, 2020 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the "question and answer" format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You will be voting on:
•the election of three Class II directors to serve until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier death, resignation or removal;
•a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020;
•a non-binding advisory vote on executive compensation; and
•any other business as may properly come before the Annual Meeting.
How does the Board recommend I vote on these proposals?
Our Board recommends a vote:
•"FOR" the election of Mark Garrett, Ryan Roslansky and Lee E. Wittlinger as Class II directors;
•"FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020; and
•"FOR" the approval of named executive officer compensation pursuant to a non-binding advisory vote.
Who is entitled to vote?
Holders of our Class A common stock and Class B common stock as of the close of business on April 13, 2020, or the Record Date, may vote at the Annual Meeting. As of the Record Date, there were 165,067,906 shares of our Class A common stock and 1,285,586 shares of our Class B common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our Class A common stock and Class B common stock held by them on the Record Date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If shares of our Class A common stock and Class B common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co. LLC, or AST, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting.

Street Name Stockholders. If shares of our Class A common stock and Class B common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in "street name," and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting so long as you register to attend the Annual Meeting at www.proxydocs.com/GDDY by 5:00 p.m. Eastern Time on Monday, June 1, 2020, or the Registration Deadline. You will be asked to provide the control number located inside the shaded gray box on your Notice or proxy card, or the Control Number, as described in the Notice or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our Class A common stock and Class B common stock live at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as "street name stockholders."
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•by Internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. on June 2, 2020 (have your proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);
•by completing and mailing your proxy card (if you received printed proxy materials); or
•by voting during the virtual Annual Meeting through www.proxydocs.com/GDDY. To be admitted to the Annual Meeting and vote your shares, you must register by the Registration Deadline and provide the Control Number as described in the Notice or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.
Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you decide not to attend the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning the voting instruction card to their broker, bank or other nominee, or by telephone or via Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you are invited to attend and vote your shares at the Annual Meeting live via webcast so long as you register to attend the Annual Meeting at www.proxydocs.com/GDDY by the Registration Deadline.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before or at the Annual Meeting by:
•entering a new vote by Internet or by telephone (until the applicable deadline for each method as set forth above);
•returning a later-dated proxy card (which automatically revokes the earlier proxy card);
•notifying our Secretary, in writing, at GoDaddy Inc., Attn: Corporate Secretary, 14455 N. Hayden Road, Scottsdale, Arizona 85260; or
•attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy) at www.proxydocs.com/GDDY.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

How can I attend the Annual Meeting?
The Annual Meeting will be accessible through the Internet via a live webcast. Prior registration to attend the Annual Meeting by the Registration Deadline at www.proxydocs.com/GDDY is required. We adopted a virtual format for our Annual Meeting this year due to public health concerns and travel restrictions related to the COVID-19 outbreak.
You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on our Record Date of April 13, 2020 or hold a valid proxy for the meeting. To be admitted to the Annual Meeting's live webcast, you must register at www.proxydocs.com/GDDY by the Registration Deadline as described in the Notice or proxy card. As part of the registration process, you must enter the Control Number. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.
This year's stockholders question and answer session will include questions submitted in advance of the Annual Meeting. You may submit a question in advance of the meeting at www.proxydocs.com/GDDY after logging in with your Control Number.
Why is the Annual Meeting being held online?
Due to the emerging public health impact of the COVID-19 outbreak, the Annual Meeting will be held virtually in order to protect the health and well-being of our stockholders, directors and other participants at the Annual Meeting. Our stockholders will be afforded the same rights and opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. We will assess circumstances next year to determine the format of our 2021 annual meeting of stockholders.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Aman Bhutani and Ray E. Winborne have been designated as proxies by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission, or SEC, we have elected to furnish our proxy materials, including this proxy statement and our 2019 annual report, primarily via the Internet. On or about April 23, 2020, we expect to mail to all stockholders the Notice containing instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting and how to request printed copies of the proxy materials and 2019 annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.
What matters are considered "routine" and "non-routine"?
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal No. 2) is considered "routine" under applicable federal securities rules. The election of Class II directors (Proposal No. 1), and the advisory non-binding vote to approve the compensation of our named executive officers (Proposal No. 3) are considered "non-routine" under applicable federal securities rules.

What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder's affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy and entitled to vote at the Annual Meeting (Proposals No. 2 and No. 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, you may only vote "FOR" or "WITHHOLD" and abstentions will have no impact on the outcome of such proposal as long as a quorum exists.
Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.
How many votes are needed for approval of each proposal?
•Proposal No. 1: The election of directors requires a plurality vote of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting. This means that the three nominees for Class II director who receive the largest number of votes cast "for" will be elected as Class II directors. You may vote "FOR," or "WITHHOLD" for each director nominee. Because the outcome of this proposal will be determined by a plurality vote, shares voted "WITHHOLD" will not prevent a director nominee from being elected as a director. Broker non-votes will not affect the outcome of voting on this proposal.
•Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of holders of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote "FOR," "AGAINST," or "ABSTAIN" on this proposal. Abstentions are considered votes cast and will count towards the quorum requirement for the Annual Meeting, and thus, will have the same effect as votes "against" the proposal. Broker non-votes will not affect the outcome of voting on this proposal.
•Proposal No. 3: The affirmative vote of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will result in the approval of the compensation of our named executive officers. You may vote "FOR," "AGAINST," or "ABSTAIN" on this proposal. Abstentions are considered votes cast and will count towards the quorum requirement for the Annual Meeting, and thus, will have the same effect as votes "against" the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on our Board or us. However, our Board or our Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
What is the quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws, or our Bylaws, and Delaware law. The holders of record of a majority of the voting power of the issued and outstanding shares of our capital stock (holders of the Class A common stock and Class B common stock) entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, including the Annual Meeting. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.
How are proxies solicited for the Annual Meeting?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our Class A common stock and Class B common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole "routine" matter - the proposal to ratify the appointment of Ernst & Young LLP.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations identifying individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within GoDaddy Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote or to facilitate a successful proxy solicitation.
Who will serve as inspector of elections?
A representative from the Company will serve as the inspector of elections.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K to be filed with the U.S. Securities Exchange Commission, or SEC, within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
GoDaddy Inc.
Attention: Corporate Secretary
14455 N. Hayden Road
Scottsdale, Arizona
(480) 505-8800
Stockholders who beneficially own shares of our Class A common stock or Class B common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
Is there a list of stockholders entitled to vote at the Annual Meeting?
The name of stockholders of record entitled to vote at the annual meeting will be available from our Corporate Secretary for ten days prior to the meeting for any purpose germane to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m. at our corporate headquarters located at 14455 N. Hayden Road, Scottsdale, Arizona. To the extent the Company is unable to make the list available in person ten days prior to the Annual Meeting, the Company will provide it electronically upon request for any purpose germane to the Annual Meeting. The list of stockholders will also be available during the Annual Meeting through the meeting website at www.proxydocs.com/GDDY.

What is the deadline to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. Stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
GoDaddy Inc.
Attention: Corporate Secretary
14455 N. Hayden Road
Scottsdale, Arizona
(480) 505-8800
Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) pursuant to our notice of meeting delivered pursuant to Section 2.04 of our Bylaws, (ii) by or at the direction of our Board or any authorized committee thereof, or (iii) properly brought before the annual meeting by any stockholder who is entitled to vote at the meeting, who, has delivered timely written notice to our Secretary, which notice must contain the information specified in our Bylaws. To be timely for our annual meeting of stockholders in 2021, our Secretary must receive the written notice at our principal executive offices:
•not earlier than February 3, 2021; and
•not later than the close of business on March 5, 2021.
In the event we hold our 2021 annual meeting of stockholders more than 30 days before or more than 70 days after the one-year anniversary of the preceding annual meeting, notice of a stockholder proposal not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:
•the 90th day prior to such annual meeting; or
•the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations must include the nominee's name and qualifications for membership on our Board and should be directed to our Secretary in writing at the address set forth above. Following verification of the stockholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the Nominating and Corporate Governance Committee. For additional information regarding stockholder recommendations for director candidates, see the section titled "Board of Directors and Corporate Governance-Stockholder Recommendations for Nominations to the Board of Directors."
In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our Bylaws, which, in general, require the notice to be received by our Secretary within the time period described above under the section titled "Stockholder Proposals" for stockholder proposals not intended to be included in a proxy statement.

Availability of Bylaws
A copy of our Bylaws may be obtained by accessing our filings on the SEC's website at www.sec.gov. You may also contact our Secretary, in writing, at GoDaddy Inc., Attn: Corporate Secretary, 14455 N. Hayden Road, Scottsdale, Arizona 85260 for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
How can I contact GoDaddy's transfer agent?
You may contract our transfer agent, AST, by telephone at (800) 937-5449 (toll-free for United States residents), or by email at info@amstock.com. Materials may be mailed to AST at:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our Board, which is currently comprised of nine members. Our Board is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director's term continues until the election and qualification of a successor, or their earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board may have the effect of delaying or preventing changes in control of our company.
Upon the recommendation of our Nominating and Corporate Governance Committee, we are nominating Mark Garrett, Ryan Roslansky and Lee E. Wittlinger to serve as Class II directors. If elected, Messrs. Garrett, Roslansky and Wittlinger will hold office for a three-year term until the annual meeting of stockholders to be held in 2023.
Set forth below are the names and certain information about the nominees for Class II directors. The names of, and certain information about, the continuing members of our Board are also set forth below. All information is as of April 23, 2020.

Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Mark Garrett(1)	II	62	Director	2018	2020	2023
Ryan Roslansky(3)	II	42	Director	2018	2020	2023
Lee E. Wittlinger(3)	II	37	Director	2014	2020	2023
Continuing Directors
Herald Y. Chen(2)	III	50	Director	2014	2021	—
Leah Sweet(2)(4)	III	51	Director	2020	2021	—
Brian H. Sharples(2)	III	59	Director	2016	2021	—
Caroline Donahue(1)	I	59	Director	2018	2022	—
Charles J. Robel(1)(3)	I	70	Chairman of the Board	2014	2022	—
Aman Bhutani	I	44	Chief Executive Officer and Director	2019	2022	—
_________________________________
(1) Member of our Audit and Finance Committee.
(2) Member of our Compensation Committee.
(3) Member of our Nominating and Corporate Governance Committee.
(4) Ms. Sweet was appointed to the Board on February 9, 2020.
Nominees for Director
Mark Garrett has served as a member of our Board since February 2018. Mr. Garrett has served as a Special Adviser at General Atlantic since June 2018. From February 2007 to April 2018, Mr. Garrett served as Executive Vice President and Chief Financial Officer of Adobe Systems Incorporated, a global software company. Since July 2015, Mr. Garrett has served on the board of directors of Pure Storage, Inc., a data management company, and since April 2018, on the board of directors of Cisco Systems, Inc., a technology company. He also currently serves on the board of directors of several private companies. Mr. Garrett previously served on the board of directors of Model N, Inc., a software company, from January 2008 to May 2016 and on the board of directors of Informatica Corporation, a software company, from October 2008 to August 2015. Mr. Garrett holds a B.A. in Accounting and Marketing from Boston University and an M.B.A. in Organizational Behavior from Marist College.
We believe Mr. Garrett is qualified to serve as a member of our Board because of his financial and accounting expertise and his executive experience with other technology companies.
Ryan Roslansky has served as a member of our Board since July 2018. Mr. Roslansky has served in various roles at LinkedIn since joining in May 2009, including most recently as the global head of product of LinkedIn and effective June 1, 2020, Chief Executive Officer. Prior to LinkedIn, Mr. Roslansky was the SVP of Product at Glam Media, and held various product and general management positions at Yahoo!, including spearheading the acquisition of Overture in 2003.

We believe Mr. Roslansky is qualified to serve as a member of our Board because of his experience and perspective as an executive in the technology industry.
Lee E. Wittlinger has served as a member of our Board since its formation in May 2014 and as a member of the board of directors of Desert Newco, LLC, or Desert Newco, from February 2014 to March 2015. Mr. Wittlinger joined Silver Lake Partners, together with its affiliates, Silver Lake, in July 2007 and has served as Managing Director since January 2018. From June 2005 to June 2007, Mr. Wittlinger worked as an investment banker at Goldman, Sachs & Co. LLC. Mr. Wittlinger currently serves on the board of directors of AMC Entertainment Holdings, Inc., a theatrical exhibition business, and several private companies. Mr. Wittlinger graduated summa cum laude from the Wharton School of the University of Pennsylvania, where he received a B.S. in Economics.
We believe Mr. Wittlinger is qualified to serve as a member of our Board because of his experience and perspective as an investment professional and banker in the technology industry.
Continuing Directors
Amanpal S. Bhutani has served as our Chief Executive Officer, or CEO, and as a member of our Board since 2019. Since 2018, Mr. Bhutani has served on the board of The New York Times Company. From 2015 to 2019, Mr. Bhutani was the president of the Brand Expedia Group at Expedia Group, Inc. From 2010 to 2015, he was the senior vice president of Expedia Worldwide Engineering at Expedia Group, Inc. From 2008 to 2015, he was the technology senior director at JPMorgan Chase and Co., and from 2002 to 2008, he was the senior vice president of ecommerce technology at Washington Mutual, Inc., which was acquired by JPMorgan Chase and Co. in 2008. Prior to that, Mr. Bhutani was the founder and technical lead at a startup and was a senior engineer at a consultancy. Mr. Bhutani holds a B.A. in economics from Delhi University and an M.B.A. from Lancaster University.
We believe Mr. Bhutani brings to the Company and the Board extensive technological and international business expertise gained from his collective experiences in senior leadership roles at digital and consumer-facing companies. This experience provides the Board with a valuable, highly relevant perspective on the Company's innovation efforts as the Company positions itself for further growth.
Herald Y. Chen has served as a member of our Board since its formation in May 2014 and as a member of the board of Desert Newco from December 2011 to March 2015. Mr. Chen has served as President, Chief Financial Officer and a board member of AppLovin since November 2019. Prior to this role, Mr.Chen was the head of Technology, Media and Telecom at Kohlberg Kravis Roberts & Co. L.P., together with its affiliates, or KKR, from 2007 to 2019, having previously worked for the firm from 1995 to 1997. Mr. Chen currently serves on the board of directors of several private companies. Mr. Chen holds a B.S. in Economics (Finance), a B.S.E. in Mechanical Engineering from the University of Pennsylvania, and an M.B.A. from the Stanford University Graduate School of Business.
We believe Mr. Chen is qualified to serve as a member of our Board because of his experience in the technology industry as an investment professional and his strategic insight and operational leadership as a former executive of technology companies.
Caroline Donahue has served as a member of our Board since July 2018. Ms. Donahue served as the Chief Marketing and Sales Officer and Executive Vice President of Intuit Inc. from August 2012 to September 2016. Ms. Donahue currently serves on the board of directors of Experian plc, a global information services company providing data and analytical tools, and several non-profit organizations. Ms. Donahue holds a B.A. in English from Northwestern University.
We believe Ms. Donahue is qualified to serve as a member of our Board because of her extensive international markets and technology experience and knowledge of consumer sales and marketing, innovation and consumer-centricity. The Board also benefits from her insight and extensive experience in mass-market, digital, multi-channel and business-to-consumer distribution, marketing and brand and sales management.
Charles J. Robel has served as a member of our Board since its formation in May 2014, as Chairman of the Board since March 2015, and as a member of the board of directors of Desert Newco from December 2011 to March 2015. From May 2008 until December 2011, when certain investors acquired a controlling interest in Desert Newco, he also served as a member of the board of directors. From November 2005 to August 2015, Mr. Robel served as a member of the board of directors of Informatica Corporation, a software company. Mr. Robel served as a member of the board of directors of Jive Software, Inc., a collaborative software company, from January 2011 to June 2017 and he also served as a member of the board of directors of

Model N, Inc., a software company, from January 2007 to February 2019. Mr. Robel also serves on the board of directors of a private company. Mr. Robel holds a B.S. in Accounting from Arizona State University.
We believe Mr. Robel is qualified to serve as a member of our Board because of his financial, accounting and compliance expertise, and his experience serving on the board of directors of other public and private technology companies.
Brian H. Sharples has served as a member of our Board since March 2016. From April 2004 through September 2016, Mr. Sharples served as Chief Executive Officer of HomeAway, Inc., a vacation rental marketplace. Mr. Sharples served as Chairman of HomeAway until January 2017, and as a member of the board of directors of Kayak Software Corporation, a software company, from 2010 to 2015. He currently serves on the board of directors of Avalara, Inc., a tax compliance automation software company, Yelp, Inc., an interactive social platform for consumers and businesses, Ally Financial Inc., a financial services company, and several private companies. Mr. Sharples holds a B.S. in Math and Economics from Colby College and an M.B.A. from the Stanford University Graduate School of Business.
We believe Mr. Sharples is qualified to serve as a member of our Board because of his extensive experience as an executive of companies in the technology industry.
Leah Sweet has served as a member of our Board since February 2020. Ms. Sweet has served in various roles at PayPal since joining in January 2014, including most recently as the Senior Vice President of Global Design, Delivery and Operations at PayPal. Ms. Sweet holds a B.S. in Industrial Engineering from Iowa State University.
We believe Ms. Sweet is qualified to serve as a member of our Board because of her experience and perspective as an executive in the technology industry.
Director Independence
Our Board has determined that each of our directors, except our CEO Aman Bhutani, qualifies as an "Independent Director," as that term is defined in the New York Stock Exchange, or NYSE, listing standards.
Our Board has also determined that each member of the Audit and Finance Committee and the Compensation Committee of the Board meets the independence requirements applicable to those committees as prescribed by the NYSE listing standards and, with respect to the Audit and Finance Committee, under applicable SEC rules and regulations. There are no family relationships between or among our directors, nominees or executive officers.
Role of the Board
The role of our Board is to oversee the performance of our CEO and other senior management and to assure the best interests of our stockholders are being served. The directors provide oversight in the formulation of our long-term strategic, financial and organizational goals and of the plans designed to achieve those goals. The day-to-day business is carried out by our employees, managers and officers, under the direction of our CEO and the oversight of our Board, with the goal of enhancing our long-term value for the benefit of our stockholders. Our Board reviews and approves standards and policies to ensure we are committed to achieving our objectives through the maintenance of the highest standards of responsible conduct and ethics.
Our Board understands that effective directors act on an informed basis after thorough inquiry and careful review, appropriate in scope to the magnitude of the matter being considered. The directors know their position requires them to ask probing questions of management and outside advisors. Our Board also relies on the advice, reports and opinions of management, counsel and expert advisors. In doing so, our Board evaluates the qualifications of those it relies upon for information and advice and also looks to the processes used by managers and advisors in reaching their recommendations. In addition, our Board has the authority to hire outside advisors at our expense if it feels that is appropriate.
Board and Board Committees Self-Evaluation Process
Board and committee evaluations play a critical role in ensuring the effective functioning of our Board and Board committees. Our Board annually evaluates the performance of the Board and its committees. As part of the Board's self-assessment process, directors are provided with detailed questionnaires and participate in a guided, interview-based self-evaluation designed to offer a thoughtful and substantive reflection on the Board's and committees' performance. The questionnaires and interviews consider various topics related to Board composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience and backgrounds. As set forth in its charter, the Nominating and

Corporate Governance Committee oversees the Board and committee self-evaluation process. The Nominating and Corporate Governance Committee reviews the questionnaires and considers whether changes are recommended and reports the results to the Board.
Chairperson
Our Corporate Governance Guidelines provide that our Board may, but is not required to, elect a chairperson. If our Board chooses to elect a chairperson, the chairperson will be elected annually by a majority of the directors upon recommendation from the Nominating and Corporate Governance Committee. Charles J. Robel has served as Chairman of the Board since March 2015. Since 2015, Mr. Robel has also chaired executive sessions of the Board based on his expertise in matters of the Board and his ability to liaise with our other directors.
Board Meetings and Committees
During the year ended December 31, 2019, our Board held nine meetings (including regularly scheduled and special meetings). Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. Scott W. Wagner resigned as our CEO and from our Board effective September 2019.
Directors are expected to prepare for, attend and actively participate in all Board and committee meetings. We strongly encourage, but do not require, members of our Board to attend our annual meetings of stockholders. All of our directors attended our 2019 annual meeting of stockholders.
Our Board has established three standing committees: an Audit and Finance Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of our Board is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board.
Audit and Finance Committee
During 2019, our Audit and Finance Committee held six meetings. Our Audit and Finance Committee is comprised of Ms. Donahue and Messrs. Garrett and Robel, with Mr. Robel serving as chairman. The composition of our Audit and Finance Committee meets the requirements for independence under current NYSE listing standards and SEC rules and regulations, including Rule 10A-3(b)(1)(iv) of the Securities Exchange Act of 1934 as amended, or the Exchange Act. Each member of our Audit and Finance Committee also meets the financial literacy requirements of the current NYSE listing standards. In addition, our Board has determined that Messrs. Garrett and Robel are "financial experts" within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our Audit and Finance Committee, among other things:
•selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helps to ensure the independence and performance of the independent registered public accounting firm;
•discusses the scope and results of the audit with the independent registered public accounting firm and reviews our interim and year end operating results with management and the independent registered public accounting firm;
•develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviews our policies on risk assessment and risk management, including guidelines and policies with respect to risk assessment and risk management pertaining to financial, accounting, insurance coverage, investment, tax and cybersecurity matters;
•reviews related party transactions;
•at least annually, obtains and reviews a report by the independent registered public accounting firm describing our internal control procedures, any material issues with such procedures and any steps taken to deal with such issues;
•reviews overall effectiveness of Company's legal, regulatory and ethical compliance programs and compliance with export control regulations; and

•approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Our Audit and Finance Committee operates under a written charter satisfying the applicable rules of the SEC and the listing standards of the NYSE, a copy of which is available on our website at https://aboutus.godaddy.net/investor-relations/governance.
Compensation Committee
During 2019, our Compensation Committee held eight meetings. Our Compensation Committee is comprised of Messrs. Chen and Sharples and Ms. Sweet, with Mr. Sharples serving as chairman. Greg Mondre resigned from our Compensation Committee in February 2020, in connection with his resignation from the Board and Ms. Sweet was appointed to fill the vacancy. The composition of our Compensation Committee meets the requirements for independence under current NYSE listing standards. The purpose of our Compensation Committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our Compensation Committee, among other things:
•provides oversight of our compensation policies, plans and benefits programs and our overall compensation philosophy;
•assists our Board in discharging its responsibilities relating to (i) oversight of the compensation of our CEO and other executive officers (including officers reporting under Section 16 of the Exchange Act) and (ii) approving and evaluating our executive officer compensation plans, policies and programs; and
•administers our equity compensation plans for our executive officers, employees, directors and other service providers.
Our Compensation Committee seeks to ensure our compensation plans, policies and programs are structured to attract, retain and motivate the best available personnel for positions of substantial responsibility with us, to provide incentives for such persons to perform to the best of their abilities for us and to promote the success of our business. The Compensation Committee conducts an annual review of director and officer compensation. This review includes input from Compensia, Inc., an independent compensation consultant, or Compensia, in order to evaluate director and officer compensation compared to other companies of like size in the industry. Any change in officer or Board compensation must be approved by the full Board.
Our Compensation Committee operates under a written charter satisfying the applicable rules of the SEC and the listing standards of the NYSE, a copy of which is available on our website at https://aboutus.godaddy.net/investor-relations/governance.
Nominating and Corporate Governance Committee
During 2019, our Nominating and Corporate Governance Committee held two meetings. Our Nominating and Corporate Governance Committee is comprised of Messrs. Robel, Roslansky and Wittlinger, with Mr. Robel serving as chairman. Greg Mondre resigned from our Nominating and Corporate Governance Committee in February 2020, in connection with his resignation from the Board. Mr. Wittlinger was appointed to the Nominating and Corporate Governance Committee in April 2020. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under current NYSE listing standards. Our Nominating and Corporate Governance Committee, among other things:
•identifies, evaluates and selects, or makes recommendations to our Board regarding, nominees for election to our Board and its committees;
•evaluates the performance of our Board and of individual directors;
•considers and makes recommendations to our Board regarding the composition of our Board and its committees;
•reviews developments in corporate governance practices and considers initiatives in corporate responsibility, sustainability and community involvement; and
•develops and makes recommendations to our Board regarding corporate governance guidelines and matters.
Our Nominating and Corporate Governance Committee operates under a written charter satisfying the applicable listing standards of the NYSE, a copy of which is available on our website at https://aboutus.godaddy.net/investor-relations/governance.

Compensation Committee Interlocks
None of the members of our Compensation Committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or Compensation Committee.
Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nominating and Corporate Governance Committee considers, among other things:
•the qualifications, skills and other expertise required to be a director and recommends to our Board for its approval criteria to be considered in selecting nominees for director, or the Director Criteria;
•evaluates the current composition of our Board and its committees, determines future requirements and makes recommendations to our Board for approval consistent with the Director Criteria;
•identifies, evaluates and selects, or recommends for the selection of our Board candidates to fill new positions or vacancies on our Board consistent with the Director Criteria;
•considers any nominations of director candidates validly made by stockholders in accordance with applicable laws, rules and regulations and the provisions of our amended and restated certificate of incorporation, or the Certificate, and our Bylaws;
•evaluates the performance of individual members of our Board eligible for re-election, and selects, or recommends for the selection of our Board, the director nominees by class for election to our Board;
•considers our Board's leadership structure, including whether to appoint a Chairman of our Board, and make such recommendations to our Board;
•develops and reviews periodically the policies and procedures for considering stockholder nominees for election to our Board;
•evaluates and recommends termination of membership of individual directors for cause or other appropriate reasons; and
•evaluates the "independence" of directors and director nominees against the independence requirements of the NYSE, applicable rules and regulations promulgated by the SEC and other applicable laws.
Other than the foregoing, there are no stated minimum criteria for director nominees.
After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee reports to our Board its recommendations. Our Nominating and Corporate Governance Committee considers diversity including, but not limited to, highly qualified women and individuals from minority groups, backgrounds and viewpoints when considering nominees for director but has not established a formal policy regarding diversity in identifying director nominees.
Stockholder Recommendations for Nominations to the Board of Directors
Our Nominating and Corporate Governance Committee considers candidates for director recommended by stockholders so long as such recommendations and nominations comply with our Certificate, our Bylaws, NYSE rules and regulations and applicable laws, including SEC rules and regulations.
Nominations of persons for election to our Board may be made by any stockholder who is entitled to vote at the meeting, who complies with the notice requirements set forth in our Bylaws and who was a stockholder of record at the time such notice was delivered to our Secretary.
For nominations to be properly brought a stockholder must give timely notice in writing to our Secretary. To be timely, a stockholder's notice shall be delivered to our Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the preceding year's annual meeting. In the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days, from the anniversary date of the previous year's meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the tenth day following the day on which Public Announcement (as defined in our Bylaws) of the date of such meeting is made.
Such stockholder's notice shall set forth as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or as otherwise required, in each case pursuant to Section 14(a) of the Exchange Act, including such person's written consent to be named in the proxy statement as a nominee and to serving as a director if elected.
Any stockholder nominations should be sent in writing to our Secretary at GoDaddy Inc., Attn: Corporate Secretary, 14455 N. Hayden Road, Scottsdale, Arizona 85260. To be timely for the 2021 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 5, 2021 and no later than March 6, 2021.
Communications with the Board of Directors
Interested parties wishing to communicate with our Board, or with an individual member or members of our Board, may do so by writing to our Board, or to the particular member or members of our Board, and mailing the correspondence to our Chief Legal Officer at GoDaddy Inc., 14455 N. Hayden Road, Scottsdale, Arizona 85260. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our Class A common stock or Class B common stock, or together, common stock, are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our Chief Legal Officer, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our Board.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board has adopted our Corporate Governance Guidelines, which reflect our Board's commitment to a system of governance enhancing corporate responsibility and accountability, as well as compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of the NYSE. Our Corporate Governance Guidelines are available on our website at https://aboutus.godaddy.net/investor-relations/governance. In addition, our Board has adopted a Code of Business Conduct and Ethics applicable to all of our employees, directors and executive officers, including our CEO, chief financial officer and senior financial officers. The Code of Business Conduct and Ethics considers questions of possible conflicts of interest of directors and corporate officers, and approves or prohibits any involvement of such persons in matters that may involve a conflict of interest or corporate opportunity. This Code of Business Conduct and Ethics is posted on our website at https://aboutus.godaddy.net/investor-relations/governance. We intend to disclose on our website any amendments to our Corporate Governance Guidelines and Code of Business Conduct and Ethics, or any waivers of its requirements.
Risk Management
While our Board is ultimately responsible for risk oversight, our Board committees assist our full Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit and Finance Committee provides oversight and reviews at least annually and discusses with management and the independent auditor our major financial risk exposures and the steps management has taken to monitor and control those exposures, including our guidelines and polices with respect to risk assessment and risk management pertaining to financial, accounting, insurance coverage, investment and tax matters, as well as any other enterprise risk management or business continuity matters our Board may delegate. The Audit Committee is periodically updated regarding our enterprise risk management and other compliance risk programs.
Board's Role in Data Privacy and Cybersecurity Oversight
Our Board is committed to mitigating data privacy and cybersecurity risks and recognizes the importance of these issues as part of our risk management framework. While the Board maintains ultimate responsibility for the oversight of our data privacy and cybersecurity program and risks, it has delegated certain responsibilities to our Audit and Finance Committee. The Audit and Finance Committee assists the Board in its oversight of our data privacy and cybersecurity needs by staying apprised of our data privacy and security programs, strategy, policies, standards and processes and making inquiries of management, as appropriate. Our security risk oversight committee comprised of our management and certain senior leadership members meets with our Audit Committee quarterly to review our data privacy and cybersecurity program and risks. The Board is periodically updated regarding these matters.
Corporate Responsibility
We believe that it is our responsibility as a corporate citizen to make a difference in the communities in which we operate. As part of this philosophy, we contribute to non-profit organizations that focus on causes which are meaningful to our business, our customers, our employees and our community and encourage our employees to become involved in community organizations. The following is intended as a summary of some of the steps we have taken to make a difference in the communities in which we operate. Additional information can be found in our Corporate Responsibility section of our website.
Community Involvement
•Empower by GoDaddy, our social impact program, equips entrepreneurs in low-income communities with the training, tools and peer networks to accelerate their ventures.
•We support entrepreneurs and small businesses, including participating in the GoFundMe Small Business Initiative to supply financial assistance across the country during the COVID-19 pandemic.
•We support a variety of non-profit partners through grants and event sponsorships that focus on small business, STEM and Entrepreneurship.
•GoDaddy Inspires allows our employees to volunteer in their communities with paid time off for projects that range from fundraising, walkathons to mentoring.
•GoDaddy Matches allows our employees to help us decide where a portion of our money goes. We match contributions dollar-for-dollar up to a certain amount each year.
Sustainability
•Responsibly manage and dispose of our electronic waste.
•Creating office environments that promote conservation through water efficiency, source reduction, recycling, and the use of sustainable products.
•Fostering employee awareness and active sustainability efforts through communications, campaigns and best practices.
Social Responsibility
•We actively work to attract a diverse pool of candidates.
•We are committed to providing equal opportunity in all aspects of employment and will not tolerate any discrimination, harassment or retaliation.
•We actively work to educate our employees and managers on recognizing unconscious bias and received a perfect score on the 2019 and 2020 Corporate Equality Index administered by the Human Rights Campaign Foundation.
•We conduct regular performance reviews focused on career development for all full-time employees.
•For five consecutive years, we have achieved our goal of paying men and women in similar jobs at parity across the Company.
•We seek to proactively identify qualified internal candidates so that no one is overlooked for a promotion.
•Our 2019 GoDaddy Voice survey reflected that our employees like working for us, with over 85% of our employees recommending their teams as a great place to work and more than 90% citing a culture of trust, respect and values.

Non-Employee Director Compensation
Pursuant to our Outside Director Compensation Policy in effect during fiscal year 2019, each member of our Board who is not our employee and is not affiliated with a holder of greater than 5% of any class or series of capital stock, or an Eligible Director, will receive cash and equity compensation for Board services as described below. Due to this eligibility restriction, Messrs. Chen, Mondre and Wittlinger historically have not received compensation for their services as a member of the Board because of their affiliation with KKR or Silver Lake. However, beginning in February 2019, the affiliates of KKR and Silver Lake no longer held more than 5% of any of class or series of capital stock of ours, and therefore the eligibility restriction under our Outside Director Compensation Policy no longer applies to these directors. As a result, each of Messrs. Chen, Mondre and Wittlinger was eligible to receive compensation under the Outside Director Compensation Policy beginning in 2019.
The Outside Director Compensation Policy initially was developed and approved in connection with our initial public offering, or IPO, after a review of competitive non-employee director compensation data and analyses. We periodically review the type and form of compensation paid to our non-employee directors, which includes a market assessment performed by Compensia.
Cash Retainers
Our Eligible Directors are entitled to receive the following annual cash retainers for their services:
•$50,000 per year for service as a Board member;
•$50,000 per year for service as chair of the Board;
•$20,000 per year for service as chair of the Audit and Finance Committee;
•$15,000 per year for service as a member of the Audit and Finance Committee;
•$16,000 per year for service as chair of the Compensation Committee;
•$12,000 per year for service as a member of the Compensation Committee;
•$8,000 per year for service as chair of the Nominating and Corporate Governance Committee; and
•$6,000 per year for service as a member of the Nominating and Corporate Governance Committee.
Each Eligible Director is entitled to receive a prorated annual cash retainer based on the number of months he or she has, or will have, provided services to us in the fiscal year in which he or she was elected.
Equity Compensation
Initial Award. Each person who became an Eligible Director following our IPO was automatically granted restricted stock units, or RSUs, with a value of $220,000. For grants made prior to January 1, 2018, the RSUs vest annually over the next three anniversaries of the grant date, subject to the Eligible Director continuing to be a service provider. For grants made after January 1, 2018, the RSUs vest on the first anniversary of the grant date, subject to the Eligible Director continuing to be a service provider.
Annual Award. On the date of each annual meeting each Eligible Director will be granted RSUs with a value of $220,000; starting with our annual meeting in 2017, each Eligible Director will have had to have served on our Board for at least six months as of the time of the annual meeting to be eligible for such RSU grant. In addition, the chairperson of the board will receive an annual award of RSUs with a value of $80,000 for his or her service as chairman of our Board. The RSUs vest fully on the day immediately prior to the next annual meeting after the effective date of grant, subject to the Eligible Director continuing to be a service provider.
In the first quarter of 2018, the Compensation Committee (as described in the "Compensation Decision Process" section below) adopted a policy for all future grants of equity awards (including awards made under our Outside Director Compensation Policy) that the number of shares for any equity award will be determined by dividing the specified value by the per share price determined based on the volume-weighted average price for the 30 trading days immediately preceding the grant date, and in the case of options, this per share price is then multiplied by the relationship between our calculated Black-Scholes value to the grant date stock price. This policy was effective for option awards granted on or after February 23, 2018 and for RSUs and performance-RSUs granted on or after March 7, 2018. The Compensation Committee subsequently amended the policy to provide that for new hire awards, beginning in 2019 (including initial awards to directors under the Outside Director Compensation Policy), the per share price for these purposes is calculated based on the volume-weighted average price for the 30 trading days immediately preceding the last trading day of the month prior to the month of the hire date for new hires or appointment date in the case of directors. In 2020, the Compensation Committee revised this policy for awards, such that the number of shares for any future equity award grant will be determined by dividing the specified value by the per share price determined based on the volume weighted average price for the 30 trading days immediately preceding the last trading day of the month prior to the month of the grant date.
Pursuant to our 2015 Equity Incentive Plan, or the 2015 Plan, an Eligible Director may not receive in any fiscal year awards with a grant date fair value in excess of $1.0 million or ($2.0 million in connection with initial service as an Eligible Director). Awards granted to an individual while an employee or consultant, but not an Eligible Director, will not count for purposes of this limitation.
Equity Ownership Guidelines for Non-Employee Directors
In March 2019, we adopted equity ownership guidelines for non-employee directors who receive compensation under our Outside Director Compensation Policy. These guidelines provide that each of these non-employee directors is expected to attain a minimum equity interest ownership equal to three times the annual cash retainer (not including any additional fees received for committee service or serving as a chair of a committee) for Board service as follows: (i) for existing non-employee directors by our 2024 annual stockholder meeting, and then throughout such director's tenure on the Board and (ii) for any new directors, by the fifth annual stockholder meeting after he or she joins the Board, and then throughout such director's tenure on the Board. As of December 31, 2019, our non-employee directors are on track to comply with the equity ownership guidelines within the applicable time periods.
2019 Non-Employee Director Compensation
The following table summarizes compensation for each of our non-employee directors during the year ended December 31, 2019. For all of our non-employee directors, we offer to reimburse travel expenses and other related expenses for attending meetings.

Name	Fees Earned or Paid in Cash ($)(1)	Equity Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Herald Y. Chen	56,667	220,332(4)	—	276,999
Caroline Donahue	65,000	204,604(5)	13,795	283,399
Mark Garrett	65,000	204,604(5)	15,021	284,625
Gregory K. Mondre	56,667	220,332(4)	—	276,999
John I. Park(6)	—	—	—	—
Charles J. Robel	128,000	279,025(7)	7,126	414,151
Ryan Roslansky	50,000	204,604(5)	—	254,604
Brian H. Sharples	66,000	204,604(5)	—	270,604
Leah Sweet(8)	—	—	—	—
Lee E. Wittlinger	41,667	220,332(4)	—	261,999
_________________________________
(1)These amounts reflect annual cash retainers earned during fiscal 2019 for his or her service as a member of our Board, and, if applicable, chair of, or as a member of, one or more Board committees, in accordance with our Outside Director Compensation Policy described above. Messrs. Chen, Mondre and Wittlinger became independent directors and eligible to receive an annual cash retainer effective March 1, 2019.
(2)These amounts reflect the aggregate grant date fair value of RSUs granted during 2019, computed as described in Note 2 to our audited financial statements, which are included in our 2019 Form 10-K, for his or her service as a member of our Board, as described under "Equity Compensation" above.
(3)These amounts reflect health insurance benefits for his or her service as a member of our Board.
(4)On June 4, 2019, Messrs. Chen, Mondre and Wittlinger were each awarded RSUs covering 3,082 shares of our Class A common stock in connection with becoming independent directors. 100% of the shares subject to the RSU will vest on June 4, 2020 subject to each of their continued service with us through such date. As of December 31, 2019, each of these directors held 3,082 RSUs.
(5)On June 4, 2019, Messrs. Garrett, Roslansky and Sharples and Ms. Donahue were each awarded RSUs covering 2,862 shares of our Class A common stock. 100% of the shares subject to the RSUs will vest on June 2, 2020, subject to each of their continued service with us through such date. As of December 31, 2019, each of these directors held 2,862 RSUs.
(6)Mr. Park resigned from our Board effective June 4, 2019.
(7)On June 4, 2019, Mr. Robel was awarded RSUs covering 3,903 shares of our Class A common stock. 100% of the shares subject to the RSU will vest on June 2, 2020, subject to his continued service with us through such date. As of December 31, 2019, Mr. Robel held 3,903 RSUs and stock options to purchase a total of 53,627 shares of our Class A common stock.
(8)Ms. Sweet was appointed to our Board effective February 9, 2020.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board is currently comprised of nine members. In accordance with our Certificate, our Board is divided into three staggered classes of directors. At the Annual Meeting, three Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director's term continues until the election and qualification of his successor, or such director's earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board may have the effect of delaying or preventing changes in control of our company.
Nominees
Our Nominating and Corporate Governance Committee has recommended, and our Board has approved, Mark Garrett, Ryan Roslansky and Lee E. Wittlinger as nominees for election as Class II directors at the Annual Meeting. If elected, each of Messrs. Garrett, Roslansky and Wittlinger will serve as Class II directors until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a member of our Board. For information concerning the nominees, please see the section titled "Board of Directors and Corporate Governance."
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted "FOR" the election of Messrs. Garrett, Roslansky and Wittlinger. We expect that Messrs. Garrett, Roslansky and Wittlinger will accept such nomination; however, in the event a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
The election of directors requires a plurality vote of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting. This means that the three nominees for Class II director who receives the largest number of votes cast "for" will be elected as Class II directors. You may vote "FOR," or "WITHHOLD" for each director nominee. Because the outcome of this proposal will be determined by a plurality vote, shares voted "WITHHOLD" will not prevent a director nominee from being elected as a director. Broker non-votes will not affect the outcome of voting on this proposal.
THE BOARD RECOMMENDS A VOTE "FOR" EACH
OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit and Finance Committee has reappointed Ernst & Young LLP, or Ernst & Young, to be our independent registered public accounting firm for the year ending December 31, 2020. Ernst & Young has served as our independent registered public accounting firm since 2004.
Notwithstanding the appointment of Ernst & Young, and even if our stockholders ratify the appointment, our Audit and Finance Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if our Audit and Finance Committee believes such a change would be in the best interests of us and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2020. Our Audit and Finance Committee is submitting the appointment of Ernst & Young to our stockholders because we value our stockholders' views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young will be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of Ernst & Young, our Board may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered by Ernst & Young for the years ended December 31, 2018 and 2019 ($ in thousands):

	2018	2019
Audit Fees(1)	$4,352	$4,965
Audit-Related Fees(2)	43	2
Tax Fees(3)	76	43
Total Fees	$4,471	$5,010
_________________________________
(1) Audit Fees consist of professional services and expenses rendered in connection with (a) the audit of our annual consolidated financial statements and internal control over financial reporting, (b) the review of our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, (c) statutory and regulatory filings or engagements and (d) our securities offerings.
(2) Audit-Related Fees consist of professional services and expenses rendered in connection with acquisition due diligence and transaction-based tax matters.
(3) Tax Fees consist of fees for professional services and expenses for tax compliance, tax advice and tax planning.
Auditor Independence
During 2019, there were no other professional services provided by Ernst & Young that would have required our Audit and Finance Committee to consider their compatibility with maintaining the independence of Ernst & Young.
Audit and Finance Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit and Finance Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our Audit and Finance Committee is required to pre-approve all audit and permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Vote Required
The ratification of the appointment of Ernst & Young requires the affirmative vote of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote "FOR," "AGAINST," or "ABSTAIN" on this proposal. Abstentions are considered votes cast and will count towards the quorum requirement for the Annual Meeting, and thus, will have the same effect as votes "against" the proposal. Broker non-votes will not affect the outcome of voting on this proposal.
THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the rules and regulations of the SEC in the "Executive Compensation" section of this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, policies and practices as described in this proxy statement.
The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Compensation Committee will be able to consider when determining executive compensation for the remainder of the current year and beyond. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will communicate directly with our stockholders to understand and consider our stockholders' concerns, and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.
We believe the information we have provided in the "Executive Compensation" section of this proxy statement, and in particular the information discussed in "Executive Compensation-Compensation Discussion and Analysis," demonstrates that our executive compensation program has been designed appropriately and is working to ensure management's interests are aligned with our stockholders' interests to support long-term value creation. Accordingly, we ask our stockholders to vote "FOR" the resolution at the Annual Meeting.
Vote Required
The affirmative vote of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will result in the approval of the compensation of our named executive officers. You may vote "FOR," "AGAINST," or "ABSTAIN" on this proposal. Abstentions are considered votes cast and will count towards the quorum requirement for the Annual Meeting, and thus, will have the same effect as votes "against" the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on our Board or us. However, our Board or our Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF
THE ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT AND FINANCE COMMITTEE
The Audit and Finance Committee is a committee of the Board comprised solely of independent directors as required by the listing standards of the NYSE and rules and regulations of the SEC. The Audit and Finance Committee operates under a written charter approved by our Board, which is available on the Corporate Governance portion of our website at https://aboutus.godaddy.net/investor-relations/governance. The composition of the Audit and Finance Committee, the attributes of its members and the responsibilities of the Audit and Finance Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit and Finance Committee reviews and assesses the adequacy of its charter and the Audit and Finance Committee's performance on an annual basis.
With respect to the Company's financial reporting process, the Company's management is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company's consolidated financial statements. Our independent registered public accounting firm, Ernst & Young, is responsible for auditing the company's consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with United States generally accepted accounting principles and expressing an opinion as to the effectiveness of the Company's internal controls over financial reporting. It is the responsibility of the Audit and Finance Committee to oversee these activities. It is not the responsibility of the Audit and Finance Committee to prepare our consolidated financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit and Finance Committee has:
•reviewed and discussed the audited consolidated financial statements with management and Ernst & Young;
•discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission; and
•received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit and Finance Committee concerning independence, and has discussed with Ernst & Young its independence.
Based on the Audit and Finance Committee's review and discussions with management and Ernst & Young, the Audit and Finance Committee recommended to the Board that the audited consolidated financial statements be included in our 2019 Annual Report on Form 10-K, filed on February 21, 2020 or the 2019 Form 10-K, for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the Audit and Finance Committee:
Charles J. Robel (Chairman)
Caroline Donahue
Mark Garrett

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of April 23, 2020. Officers are appointed by our Board to hold office until their successors are appointed and qualified.

Name	Age	Position(s)
Aman Bhutani(1)	44	Chief Executive Officer and Director
Raymond E. Winborne	52	Chief Financial Officer
Nick Daddario(2)	51	Chief Accounting Officer
Nima J. Kelly	57	Chief Legal Officer, Executive Vice President and Secretary
Andrew N. Low Ah Kee	39	Chief Operating Officer
_________________________________
(1)  Mr. Bhutani was appointed by our Board as Chief Executive Officer effective as of September 4, 2019.
(2) Mr. Daddario was appointed by our Board as Chief Accounting Officer effective as of December 4, 2019 and also serves as the Company's principal accounting officer.
For Aman Bhutani's biography, please see the section titled "Board of Directors and Corporate Governance-Continuing Directors."
Raymond E. Winborne has served as our Chief Financial Officer since August 2016. Prior to joining our company, Mr. Winborne served as Executive Vice President and Chief Financial Officer at First Data Corporation from November 2010 through August 2014, and previously as acting Chief Financial Officer from May 2010 until November 2010 and Senior Vice President and Controller from September 2009 until November 2010. Mr. Winborne served as Vice President-Finance and Chief Accounting Officer at Delta Air Lines, Inc. from April 2007 through November 2008, and later as Senior Vice President-Finance and Controller from November 2008 through October 2009. Mr. Winborne also previously held various positions at AT&T and PricewaterhouseCoopers LLP. Mr. Winborne holds a B.S. in Business Administration from Troy University.
Nick Daddario has served as our Chief Accounting Officer since December 2019. Before joining GoDaddy, Mr. Daddario served as Vice President, Controller for Harvest Health & Recreation Inc., from March 2019 to October 2019. Prior to joining Harvest Health, Mr. Daddario held several positions with Marriott International Inc. and Starwood Hotels and Resorts Worldwide Inc. from April 1998 to March 2019, including most recently as Vice President, Corporate Controller and Site Leader. Prior to joining Starwood, Mr. Daddario worked as a Manager in the assurance practice of Arthur Anderson LLP for over six years. Mr. Daddario holds a B.S. in Accounting and Financing from the University of Arizona.
Nima J. Kelly has served as our Executive Vice President, Secretary and General Counsel since October 2012 and was appointed as Chief Legal Officer in September 2018. Ms. Kelly also served in various roles at GoDaddy from July 2002 to October 2012, including most recently as Deputy General Counsel. Ms. Kelly holds a B.A. in Political Science, summa cum laude, from Gettysburg College and a J.D. from the University of Pennsylvania School of Law.
Andrew N. Low Ah Kee has served as our Chief Operating Officer since February 2019. He previously served as our Chief Revenue Officer from September 2017 to February 2019, as our Executive Vice President of International from June 2016 to September 2017, and as our Senior Vice President of Finance & Growth from April 2014 to June 2016. Before joining GoDaddy, from September 2007 to April 2014, Mr. Low Ah Kee served as a Director for KKR Capstone Americas LLC, a private equity company, where he worked with the Consumer, Technology and Media investment teams at KKR & Co. L.P. to evaluate investment opportunities and accelerate portfolio company growth. He has worked closely with GoDaddy since KKR & Co. L.P.'s investment in 2011. Before KKR, Mr. Low Ah Kee was a consultant with the Boston Consulting Group. Mr. Low Ah Kee holds a Bachelor of Applied Science in Engineering Science from the University of Toronto and an M.B.A. from Harvard Business School.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
The compensation provided to our named executive officers, or NEOs, is detailed in the Summary Compensation Table and other tables and the accompanying footnotes and narrative following this section. This compensation discussion and analysis summarizes the decision process, objectives and philosophy for our executive compensation program and a description of each component of compensation we provide to our NEOs. Our NEOs for 2019 were:
•Aman Bhutani, our Chief Executive Officer;(1)
•Scott W. Wagner, our former Chief Executive Officer;(1)
•Raymond E. Winborne, our Chief Financial Officer;
•James M. Carroll, our President of International Independents Business;(2)
•Nima J. Kelly, our Chief Legal Officer, Executive Vice President and Secretary; and
•Andrew N. Low Ah Kee, our Chief Operating Officer.(3)
_________________________________
(1) On August 1, 2019, Mr. Wagner announced his resignation as Chief Executive Officer and our Board appointed Mr. Bhutani as Chief Executive Officer, effective as of September 4, 2019.
(2)  Mr. Carroll continues to serve in this position as of April 23, 2020 but ceased to be an executive officer in March 2020.
(3) Mr. Low Ah Kee was promoted from Chief Revenue Officer to Chief Operating Officer, effective February 25, 2019.
General Compensation Philosophy
Our general compensation philosophy is to provide programs to attract, retain and motivate key employees who are critical to our long-term success and to tie a significant portion of their compensation to delivering business results. Our executive compensation program is comprised of a combination of cash and equity compensation, with an emphasis on both equity and performance. We strive to provide a competitive compensation package to our executive officers to reward the achievement of our business objectives and align their interests with the interests of our stockholders.
Prior to 2016, equity awards generally consisted of stock options with a five-year vesting period, with 40% of the award subject to performance-based vesting and 60% subject to time-based vesting. Beginning in 2016, we generally began granting a mix of stock options and RSUs with four-year vesting periods to certain executive officers, with 50% of the award in the form of stock options subject to time-based vesting and 50% of the award in the form of RSUs subject to performance-based vesting, or PSUs.
In 2018 and 2019, we granted a mix of stock options, RSUs and PSUs with four-year vesting periods to certain executive officers, with one-third of the award in the form of stock options subject to time-based vesting, one-third of the award in the form of RSUs subject to time-based vesting and one-third of the award in the form of PSUs. The performance-based equity awards generally become eligible to vest only if (1) we achieve annual performance targets (bookings and adjusted EBITDA targets for the vesting of performance-based options and bookings and unlevered free cash flow targets for the vesting of PSUs) for each of the four or five years following the grant date and (2) the recipient remains in service with us through the applicable vesting date.
We believe this design strengthens the alignment between the interests of our executive officers and stockholders by tying vesting of these awards to achievement against key performance objectives, which ultimately results in both the growth of our business and the growth in the value of our business. Our use of both time- and performance-based equity awards also promotes executive officer retention by linking vesting to continued employment.
In 2020, we began granting a mix of RSUs with a four-year vesting period and PSUs with a three-year vesting and performance period to certain executive officers, with 50% of the award in the form of RSUs subject to time-based vesting and 50% of the award in the form of PSUs. The PSUs generally vest based on our total stockholder return, or TSR, over a three-year period relative to the TSR of companies in the Nasdaq Internet Index over the same period. We introduced a TSR component into our PSU program in 2020 in order to further enhance the link between the interests of our executives and stockholders and to provide incentives for our executives to drive long-term stockholder value.

In future years, we expect to continue to design our executive compensation program based on a "pay for performance" philosophy, with a significant compensation component earned, in part, based on the achievement of our performance goals.
Pay for Performance
In line with of our "pay for performance" philosophy, a significant amount of the overall compensation for each executive officer, including each NEO, is designed to be "at-risk" based on corporate and individual performance. For 2019, performance-based compensation (consisting of PSU awards, stock option awards and annual cash bonus opportunities) made up approximately 46.6% of the target total direct compensation for Mr. Bhutani and approximately 59.0%, on average, of the target total direct compensation for the other NEOs who were employed with us as of the end of the year.
In addition, for 2019, approximately 44.4% of the target total direct compensation of Mr. Bhutani and approximately 32.8%, on average, of the total target direct compensation of these other NEOs consisted of time-based RSU awards, which further align their interests with those of our stockholders and motivate them to create long-term stock price appreciation.
Competitive Positioning
In September 2018, the Compensation Committee approved a compensation peer group to compare our executive compensation against the competitive market and inform the Compensation Committee's 2019 executive compensation decisions. The companies in this compensation peer group were selected on the basis of their similarity to us in size, industry focus and trajectory, including:
•similar revenue size - approximately 0.50x to 2.0x our fiscal 2017 revenue of approximately $2.232 billion;
•similar market capitalization - approximately 0.5% to 2.0% our market capitalization of $12.813 billion as of December 31, 2017;
•industry and business alignment; and
•growth and business metrics alignment; similar trajectory and measures of operating income, revenue and share price growth.
After consultation with our independent compensation consultant at the time, Vareo Advisors, or Vareo, the Compensation Committee approved the following compensation peer group for 2019 executive compensation decisions:

Akamai Technologies, Inc.	Intuit Inc.	Tableau Software
Endurance International Group Holdings, Inc.	LogMeIn, Inc.	Verisign, Inc.
ETSY, Inc.	Red Hat, Inc.	Wix.com Ltd.
Groupon, Inc.	Shopify Inc.	Workday, Inc.
Hubspot, Inc.	Square, Inc.	Yelp Inc.
IAC/InteractiveCorp	Symantec Corporation	Zillow Inc.
In October 2019, the Compensation Committee updated our compensation peer group for 2020 executive compensation decisions. The companies in this compensation peer group were selected on the basis of their similarity to us in size, industry focus and trajectory, including:
•similar revenue size - approximately 0.3x to 3.0x our revenue in our previous four fiscal quarters of approximately $2.8 billion;
•similar market capitalization - approximately 0.25x to 4.0x our market capitalization of $11.5 billion as of September 11, 2019;
•industry and business model alignment; and
•similar revenue growth and adjusted EBITDA margin.

After consultation with our current independent compensation consultant, Compensia, the Compensation Committee approved the following compensation peer group for 2020 executive compensation decisions:

Akamai Technologies, Inc.	IAC/InteractiveCorp	Verisign, Inc.
Citrix Systems, Inc.	LogMeIn, Inc.	Wayfair Inc.
Electronic Arts Inc.	Shopify Inc.	Wix.com Ltd.
Endurance International Group Holdings, Inc.	Square, Inc.	Workday, Inc.
ETSY, Inc.	Symantec Corporation	Yelp Inc.
Hubspot, Inc.	Twitter, Inc.	Zillow Inc.
Red Hat, Inc. and Tableau Software, Inc. were removed from the compensation peer group because they have been acquired, and Intuit Inc. and Groupon, Inc. were removed from the compensation peer group because their market capitalizations fell outside the range specified above.
The Compensation Committee expects to review our compensation peer group at least annually and make adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the compensation peer group, as applicable.
Compensation Decision Process
Our executive compensation program is primarily administered by our Compensation Committee and our Board, as applicable. Our chief executive officer and other members of our management team provide input where requested.
Our Compensation Committee engaged Vareo to assist with its duties with respect to 2019 executive compensation, including providing support and specific analyses with regard to competitive market data as well as data on equity awards. The Compensation Committee and Board used the competitive market data to inform their judgment about 2019 executive compensation decisions but did not benchmark or target compensation of any executive officer to a specific percentile. Vareo reported directly to our Compensation Committee and not to management, was independent from us and provided no other services to us.
The compensation arrangements for each of our executive officers, including our NEOs (other than Messrs. Bhutani and Wagner), were negotiated by the then chief executive officer, and submitted to our Board or the Compensation Committee, as applicable, for approval. Each of the then chief executive officer, our Board or the Compensation Committee, as applicable, exercised their judgment to set a total compensation package for these executive officers that was competitive as measured against their assessment of the market and the compensation packages of our then-existing executive team. In negotiating these packages, the then chief executive officer considered the total compensation package that would be necessary to recruit or retain these executive officers and provide them with the appropriate incentives to drive growth in the value of our business. In approving these new hire arrangements, the members of our Board relied on their experience and judgment, and that of the then chief executive officer, and reviewed the then chief executive officer's recommendations to ensure the compensation packages were appropriate based on the executive officer's title and position.
The compensation arrangements for Messrs. Bhutani and Wagner as chief executive officer were negotiated by our Board. For each of Messrs. Bhutani and Wagner, our Board exercised its judgment to set compensation that would align his interests with our stockholders and incentivize him to lead us to achieve our business objectives over the long-term and, in the case of Mr. Bhutani, recruit him to join GoDaddy. To inform its judgment, our Board reviewed competitive market data of compensation opportunities for chief executive officers at comparable technology companies, past experience and anticipated future contributions in the role of chief executive officer and internal pay equity. The 2019 amendment to Mr. Wagner's compensation arrangement executed in connection with his resignation as chief executive officer was negotiated and approved by our Board and put in place to provide incentives for him to transition his duties to Mr. Bhutani and to recognize his contributions to our business for 2019. A complete description of the agreements entered into with Messrs. Bhutani and Wagner is set forth in the "Executive Employment Agreement" section below.
Adjustments to executive compensation for other NEOs have resulted from our desire to remain market competitive, to address retention concerns or to reflect changes in or recognition of an executive officer's title, authority or job responsibilities.

As described in greater detail below, in 2019, we granted new equity awards to all of our other NEOs and increased the compensation opportunities for Mr. Low Ah Kee in connection with his promotion to Chief Operating Officer. In the case of our NEOs other than Messrs. Bhutani and Wagner, these compensation opportunities were approved by our Board, with input from Mr. Wagner, after considering each NEO's role within our company, his or her historical and expected future contributions to our business, competitive market data, the vested and unvested value of his or her equity awards and internal pay equity.
In 2019, our Compensation Committee engaged Compensia, to assist with 2020 executive compensation decisions, including providing support and specific analyses with regard to competitive market data as well as data on equity spending. The Compensation Committee and Board used the competitive market data to inform their judgment about 2020 executive compensation decisions but did not benchmark or target compensation of any executive officer to a specific percentile. Compensia reports directly to our Compensation Committee and not to management, is independent from us and provides no other services to us.
Impact of 2019 Stockholder Advisory Vote on Compensation of NEOs
We conducted a say-on-pay vote at our 2019 Annual Meeting of Stockholders. 96.6% of the votes cast by stockholders were in favor of approving our NEOs' compensation. While evaluating our executive compensation program, the Compensation Committee and Board considered the results of this say-on-pay vote and maintained the objectives and philosophy for our executive compensation program and maintained its general approach to executive compensation from 2018, as we believe that the results from the 2019 advisory vote affirm our approach to executive compensation.
Role of Stockholder Engagement
We believe in the importance of regularly engaging with our stockholders. In particular, during 2019, we held meetings with 90% of our top ten stockholders, which collectively represent approximately 36% of our outstanding shares. We also conducted an independent third-party investor perception study polling 265 holders and non-holders with whom we engaged with during the year, and solicited their feedback on the elements of our executive compensation program, our disclosure practices and our corporate governance in order to gain a better understanding of the practices they most value. Typically, our stockholder engagement team has consisted of members from our investor relations, operations, finance and legal teams.
While we do not expect that we will be able to address all of our stockholders’ feedback, we seek to optimize our corporate governance by refining our relevant policies, procedures and practices. In addition to the engagement described above, we also communicate with our stockholders through a number of routine forums, including quarterly earnings calls, SEC filings, our annual report and proxy statement, our annual meeting of stockholders, investor meetings and conferences, and our Investor Relations site.
Components of Executive Compensation Program
The compensation program for our executive officers, including our NEOs, consists of the following primary components:
•base salary;
•short-term cash incentives;
•long-term equity incentives;
•broad-based employee benefits; and
•post-termination severance benefits.
We believe these five primary compensation components provide an executive compensation program that attracts and retains qualified individuals, links individual performance to corporate performance, focuses the efforts of our executive officers on the achievement of both our short- and long-term objectives and aligns our executive officers' interests with those of our stockholders.

The overall use and weight of each primary compensation element is based on our subjective determination of the importance of each element in meeting our overall objectives. As described above, we seek to make a significant amount of each executive officer's total potential compensation "at risk" based on corporate performance, including cash performance bonuses and performance-based equity awards, which are earned only if we achieve specified key short-term and long-term performance objectives.
In connection with the initial hiring of certain executive officers, we have provided cash sign-on bonuses or relocation benefits to attract and recruit qualified candidates, and in an amount and on terms our CEO and our Board determined are appropriate based on the candidate's anticipated title and position.
Base salary
We provide base salaries to compensate our employees, including our NEOs, for services rendered on a day-to-day basis. The 2019 base salary for each of our NEOs (other than Mr. Bhutani) was based on our subjective assessment of what amount would be market competitive based on his or her title and expected future contribution. Effective January 1, 2019, Mr. Low Ah Kee's 2019 base salary was increased to $500,000 from $450,000 by our Board, with input from Mr. Wagner, taking into account competitive market data for Mr. Low Ah Kee's role, his past experience with us and expected future contributions in his new role as Chief Operating Officer. Except for this increase to Mr. Low Ah Kee's base salary, we did not make any adjustments to the base salaries for any of our NEOs (other than Mr. Bhutani) in 2019. Mr. Bhutani's base salary was set through negotiations at the time he joined us and was approved by our Board.
The following table shows the annual base salaries for our NEOs as of December 31, 2019. The amounts in the "Salary" column of the "Summary Compensation Table" below represent the salary paid to our NEOs during 2019.

Name	Base Salary ($)
Aman Bhutani(1)	1,000,000
Scott W. Wagner(1)	750,000
Raymond E. Winborne	500,000
James M. Carroll	515,000
Nima J. Kelly	500,000
Andrew N. Low Ah Kee(2)	500,000
__________________________________________
(1) The payment of the annual base salaries for Messrs. Bhutani and Wagner were pro-rated based on their term of employment with us during 2019. Mr. Wagner resigned on September 4, 2019 and his base salary reflects that in effect as of his termination date.
(2) Mr. Low Ah Kee's annual base salary was increased to $500,000 from $450,000, effective January 1, 2019.
Short-term incentives (annual cash bonuses)
Our short-term cash incentive program seeks to provide incentives to our executive officers, including our NEOs, to drive annual performance based on our operating plan. At the beginning of each year, our Board or Compensation Committee, with input from our management team, establishes performance goals and the formula for paying cash bonuses. The performance goals are intended to be stretch goals, which are attainable through focused efforts and leadership by our executive officers. Each executive officer is eligible to earn a portion of his or her target cash bonus opportunity based on the achievement against these pre-established performance goals and their relative weightings under the formula established by our Board or Compensation Committee for that year.
Effective for 2019, Mr. Low Ah Kee's target cash bonus opportunity was increased to 100% of his base salary by our Board, with input from Mr. Wagner, taking into account competitive market data for Mr. Low Ah Kee's new role as Chief Operating Officer, his past experience with us and expected future contributions in his new role. Except for this increase to Mr. Low Ah Kee's target cash bonus opportunity, we did not make any adjustments to the target cash bonus opportunity for any of our NEOs in 2019. Mr. Bhutani's target cash bonus opportunity was set through negotiations at the time he joined us and was approved by our Board. To determine an NEO's actual bonus, a multiplier is calculated based on actual achievement against the performance objectives described below and is applied to the target cash bonus opportunity to determine the actual cash bonus.

The following table shows the target cash bonus opportunities for our NEOs for 2019:

Name	Target Bonus as a Percentage of Base Salary
Aman Bhutani(1)	100%
Scott W. Wagner(1)	100%
Raymond E. Winborne	100%
James M. Carroll	60%
Nima J. Kelly	60%
Andrew N. Low Ah Kee	100%
__________________________________________
(1)  The target cash bonus opportunity for each of Messrs. Bhutani and Wagner was pro-rated based on his term of employment with us during 2019.
2019 cash bonus plan. For 2019, the cash bonus plan consisted of two components: a corporate performance goal component (80% weight) and an individual performance goal component (20% weight). We believe this design provided the appropriate incentives for our executive officers, including our NEOs, to work collaboratively as a team to achieve important financial, business and strategic goals in our 2019 operating plan and to reward individual contributions. The corporate performance goal component was based on the achievement of certain levels of bookings, unlevered free cash flow and net promoter score, or NPS. We introduced NPS as bonus plan metric for the first time in 2019 in order to emphasize the importance of the customer experience to our business. Our Board or Compensation Committee has reserved discretion to adjust the achievement levels and/or actual bonuses paid if they deem appropriate.
Our 2019 goals, which were established by our Board, were weighted as follows:

Performance Goal	Weighting
Bookings	50%
Unlevered Free Cash Flow	30%
NPS	20%
Bookings. We calculate bookings for bonus plan purposes in the same manner as we disclosed in our 2019 Form 10-K. The following table describes the levels of bookings required to be achieved in 2019 and the corresponding multipliers applied to the portion of the eligible bonus (50% of the 2019 bonus) upon achievement of this performance goal:

Bookings(1)	Multiplier Allocated to Bookings
$3.525 billion and greater	A multiplier of 150% is allocated to achievement of this performance goal.
At least $3.315 billion but less than $3.525 billion	A multiplier between 50% and 150% is allocated to achievement of this performance goal, based on the level of achievement within the bookings range.
Less than $3.315 billion	No amount is payable with respect to this performance goal.
___________________________________________
(1) If we achieved bookings in 2019 within $30 million of $3.420 billion, this would have resulted in 100% achievement of the 50% of bonus opportunity applicable to bookings.

Unlevered Free Cash Flow. Unlevered free cash flow is a measure of our liquidity used by management to evaluate our business prior to the impact of our capital structure and after purchases of property and equipment, such as data center and infrastructure investments, that can be used by us for strategic opportunities and strengthening our balance sheet. However, given our debt obligations, unlevered free cash flow does not represent residual cash flow available for discretionary expenses.
The following table describes the levels of unlevered free cash flow required to be achieved in 2019 and the corresponding multipliers applied to the portion of the eligible bonus (30% of the 2019 bonus) upon achievement of this performance goal:

Unlevered Free Cash Flow(1)	Multiplier Allocated to Unlevered Free Cash Flow
$762 million and greater	A multiplier of 125% is allocated to achievement of this performance goal.
At least $713 million but less than $762 million	A multiplier between 75% and 125% is allocated to achievement of this performance goal, based on the level of achievement within the unlevered free cash flow range.
Less than $713 million	No amount is payable with respect to this performance goal.
___________________________________________
(1) If we achieved unlevered free cash flow in 2019 within $10 million of $735 million, this would have resulted in 100% achievement of the 30% of bonus opportunity applicable to unlevered free cash flow.
Net Promoter Score. NPS is a measure of customer experience in which our customers are asked how likely they are to recommend GoDaddy. The percentage of those likely to recommend less the percentage of those unlikely to recommend is our NPS. The following table describes the levels of NPS required to be achieved in 2019 and the corresponding multipliers applied to the portion of the eligible bonus (20% of the 2019 bonus) upon achievement of this performance goal:

NPS(1)	Multiplier Allocated to NPS
Target and greater	A multiplier of 100% allocated to achievement of this performance goal.
Less than target	A multiplier of 80% is allocated to achievement of this performance goal.
___________________________________________
(1) If we achieved NPS at target in 2019, this would have resulted in 100% achievement of the 20% of bonus opportunity applicable to NPS. The NPS target was set at a level that we believed was aggressive and achievable only through diligent efforts and leadership of our executive team.
Individual performance goals. The individual performance goals component was based on a qualitative assessment of each executive officer's individual performance for 2019 by considering criteria such as professional effectiveness, leadership, strategic and operational execution and creativity.
2019 Results. Following the 2019 performance period, our Board, with the assistance of our management team, assessed our performance against the 2019 corporate performance goals and determined that we achieved bookings of $3.401 billion (resulting in a multiplier of 100% for the bookings performance goal), unlevered free cash flow of $735.6 million (resulting in a multiplier of 100% for the unlevered free cash flow performance goal) and NPS of less than target (resulting in a multiplier of 80% for the NPS performance goal). This resulted in an aggregate achievement percentage of 96% for the corporate performance component.
Following the 2019 performance period, our Board conducted a qualitative assessment of each executive officer's performance in 2019 to determine his or her achievement percentage for the individual performance goals component. Our Board determined the individual performance goals component was achieved as to 100% for each NEO. Mr. Bhutani assisted our Board with this assessment for these NEOs, except that he did not provide input with respect to the performance of himself or Mr. Wagner. The individual performance component for Mr. Wagner was determined by our Board in connection with his resignation and set forth in the 2019 amendment to his employment agreement he signed in connection with his resignation.
The cash bonus paid to each of these NEOs for 2019 is set forth in the "Summary Compensation Table" below.

Long-term incentives (equity awards)
We grant equity awards to motivate and reward our employees, including our executive officers and NEOs, for our long-term performance and thereby align the interests of our employees with those of our stockholders. Additionally, equity awards provide an important retention tool for all employees as the awards are subject to vesting over an extended period of time and provide for only a limited exercise period following termination of employment.
Form of Equity Awards. Prior to 2016, the equity awards granted to our executive officers, including our NEOs, and other employees have primarily been in the form of stock options. We believe stock options provided an appropriate incentive for our executive officers, including our NEOs, because they provide opportunity to realize value only if our value increases (which benefits our stockholders) and the executive officers, including our NEOs, remain employed with us through each vesting date. Beginning in 2016, we introduced PSUs into our long-term equity compensation program for certain of our executive officers, including certain NEOs, in order to remain competitive with the companies with which we compete for talent, most of whom offer full-value awards as a central piece of their equity compensation programs. In 2018 and 2019, we granted a mix of stock options, RSUs and PSUs with four-year vesting periods to certain executive officers, including our NEOs, with one-third of the award in the form of stock options subject to time-based vesting, one-third of the award in the form of RSUs subject to time-based vesting and one-third of the award in the form of PSUs. We believed this mix balanced our desire to provide additional retention incentives to our executive officers and also reward them only if we achieve sustainable growth in our business over the long-term.
The following table shows the history of our equity award granting practices with respect to our NEOs.

Year Granted	Type of Award	Vesting Schedule
Prior to 2016	Stock Options
The stock options granted to our NEOs and other executive officers in years prior to 2016 included time-based stock options, or Time Options, and performance-based stock options, or Performance Options.
•Time Options vest and become exercisable in equal installments over a five-year period subject to continued employment.
•Performance Options vest and become exercisable over a five-year period as to 20% of the Performance Option each year based on achievement of annual bookings and adjusted EBITDA performance targets established by the Desert Newco Board, the Board or the Compensation Committee, as applicable, subject to the applicable NEO's continued employment through the applicable vesting.
◦At grant, the performance targets were established for the five years following the grant. Our Board or the Compensation Committee, as applicable, assesses the targets each year and can modify them, including to take into account acquisitions or divestitures, as appropriate.
◦If either or both of the annual performance targets are not achieved in a given year but the performance targets for the subsequent year are exceeded, then the amount of any excess achievement in the subsequent year's performance targets may be added to the prior year's achievement to retroactively determine whether the prior year's performance targets were met.
◦In such a circumstance, the 20% of the Performance Option that did not vest in the prior year will vest if both of the prior year annual performance targets are then met, subject to the NEO's continued employment through the applicable vesting date.
The stock options granted to our employees, including our NEOs, before 2016 are subject to certain vesting accelerations in the event of a change in control or certain involuntary terminations of employment following a change in control. See the section titled "Potential Payments Upon Termination or Change in Control" below for more information.

2016 and 2017	Stock Options	50% of the equity award was in the form of stock options that vest and become exercisable over a four-year period as to 25% of the stock option each year on the anniversary of the applicable vesting commencement date, subject to the NEO's continued employment.
PSUs
50% of the equity award was in the form of PSUs that vest over a four-year period as to 25% of the PSUs each year based on achievement of annual bookings and unlevered free cash flow targets established by our Board or our Compensation Committee on an annual basis, subject to the applicable NEO's continued service with us through the applicable vesting date.
The metrics are different from the metrics applicable to the Performance Options (as discussed in the section titled "2019 Performance-Based Vesting Conditions" below) and reflect our current objectives for the growth of our business.

2018 and 2019	Stock options
One-third of the equity award was in the form of stock options that vest and become exercisable over a four-year period, as follows:
•For the stock option granted to Mr. Bhutani in 2019 in connection with his hire, 30% of the option vests on the first anniversary of the applicable vesting commencement date, 7.5% of the option vests in each of the following four quarters, and 5% of the options vests in each of the following eight quarters, subject to Mr. Bhutani's continued service with us through the applicable vesting date.
•For each of these stock options granted to our other NEOs, 25% of the stock option vests on the first anniversary of the applicable vesting commencement date and then in equal quarterly installments thereafter, subject to the NEO's continued service with us through the applicable vesting date.

RSUs
One-third of the equity award was in the form of RSUs that vest and become exercisable over a four-year period, as follows:
•For the RSUs granted to Mr. Bhutani in 2019 in connection with his hire, 30% of the RSUs vest on the first day of the month following the first anniversary of the applicable vesting commencement date, 7.5% of the RSUs vest in each of the following four quarters, and 5% of the RSUs vest in each of the following eight quarters, subject to Mr. Bhutani's continued service with us through the applicable vesting date.
•For each of these RSUs granted to our other NEOs, 25% of the RSUs vest on the first day of the month following the first anniversary of the applicable vesting commencement date and then in equal quarterly installments thereafter, subject to the NEO's continued service with us through the applicable vesting date.

PSUs
One-third of the equity award was in the form of PSUs that vest over a four-year period as to 25% of the PSUs each year based on achievement of annual bookings and unlevered free cash flow targets, subject to the NEO's continued service with us through the applicable vesting date. The performance targets are established by our Board or our Compensation Committee on an annual basis. The metrics are different from the metrics applicable to the Performance Options (as discussed below) and reflect our current objectives for the growth of our business

Certain NEOs have rights to vesting acceleration protections in the event of an involuntary terminations in connection with or apart from a change in control. See "Potential Payments Upon Termination or Change in Control" below for more information.
The material terms of these equity awards are set forth in the "Outstanding Equity Awards at Year End" table below.
Size of Equity Awards. We do not apply a rigid formula in determining the size of equity awards to our executive officers, including our NEOs. Instead, the size of equity awards is determined based on one or more, or a combination, of the following: the range of prior grants made to the executive team with consideration given to the nature of the position, the executive officer's experience, the executive officer's vested and unvested equity holdings in our company (if any), the equity opportunity the executive officer may have had with his or her prior employer, the competitive market, the amount of equity necessary to recruit him or her and current market conditions.

The equity awards granted to our NEOs in 2019 (other than the equity awards described in the "Special Equity Awards" section below) cover the following number of shares of our Class A common stock:

Name	Total Award Value ($)(1)	Number of Options Granted	Number of RSUs Granted	Number of PSUs Granted(2)
Aman Bhutani	20,000,000	299,033	99,695	99,695
Scott W. Wagner(3)	10,000,000	136,167	47,862	47,862
Raymond E. Winborne	3,500,000	47,659	16,752	16,752
James M. Carroll	2,500,000	34,042	11,966	11,966
Nima J. Kelly	1,500,000	20,425	7,180	7,180
Andrew N. Low Ah Kee	5,000,000	68,084	23,931	23,931

(1)The award value was converted into a number of shares based on the volume weighted average trading price for the 30 days prior to the grant date, and, in the case of options, this per share price is then multiplied by the relationship between our calculated Black-Scholes value to the grant date stock price, consistent with our policy as then-in effect. The award value reflects the intended value of the named executive officer’s awards approved by the Board in 2019 and is not the same as the total of the values reported for the named executive officer for 2019 in the “Equity Awards” and “Stock Option Awards” columns in the Summary Compensation Table.
(2)The numbers in this column represent the target number of PSUs granted in fiscal 2019. The underlying company performance targets were established in fiscal 2019 with respect to only 25% of the target number of shares subject to each grant, and therefore only 25% of each grant is considered granted for accounting purposes in fiscal 2019. See Summary Compensation Table below for further details on the portion of each award considered granted for accounting purposes in fiscal 2019.
(3)Mr. Wagner's 2019 equity awards were forfeited in their entirety upon his resignation.
Special Equity Awards.
In February 2019, Mr. Carroll received a special equity award of $2,500,000, or 35,900 time-based RSUs, with 50% of the award vesting on March 1, 2020, and 50% of the award vesting on March 1, 2021, subject to Mr. Carroll's continued service. In September 2019, Mr. Low Ah Kee received a special equity award of $4,000,000, allocated as follows: (a) 39,882 time-based RSUs, with 50% of the award vesting on March 1, 2020, and 50% of the award vesting on March 1, 2021, subject to his continued service, (b) 9,971 PSUs that vest based on achievement of performance goals for 2020 approved by our Board in 2020, and (c) a special equity award of 9,971 PSUs that vests based on achievement of performance goals for 2021 that are to be established by our Board, in all cases, subject to Mr. Low Ah Kee's continued service with us through the applicable vesting date. The PSU portion of the special equity award granted to Mr. Low Ah Kee in 2019 will not be granted for accounting purposes until the performance goals are set in the applicable years described above, and therefore no value is included in the Summary Compensation Table with respect to this portion of the special equity award.
Our Board approved these special equity awards to provides incentives for these NEOs to remain with us and continue to make valuable contributions to our business and, with respect to Mr. Low Ah Kee's special equity award, to promote stability on the management team during our chief executive officer transition. The size and vesting terms of these special equity awards was determined by our Board after consideration of these NEOs' expected future contributions to our business and their current equity holdings. The award value was converted into a number of shares based on the volume weighted average trading price for the 30 days prior to the grant date, consistent with our policy as then-in effect. The material terms of these special equity awards are set forth in the "Outstanding Equity Awards at Year End" table below. These special equity awards are subject to certain vesting acceleration rights as described under "Potential Payments Upon Termination or Change in Control."
2019 performance-based vesting conditions.
Performance Options. Certain of the Performance Options granted to our executive officers, including certain NEOs, were eligible to vest based on our achievement of $2.940 billion in bookings and $729 million in adjusted EBITDA in 2019. If both the bookings and adjusted EBITDA targets were achieved in 2019, the applicable Performance Options would vest, subject to the applicable executive officer's continued employment through the vesting date. Following the end of 2019, our Board, in consultation with management, reviewed our achievement against these performance objectives and determined we achieved bookings of $3.401 billion and adjusted EBITDA of $757 million, resulting in the vesting of 100% of the applicable Performance Options.

Adjusted EBITDA is a supplemental performance measure we use to evaluate the profitability of our business. We calculate adjusted EBITDA as net income excluding (i) depreciation and amortization, (ii) interest expense, net, (iii) provision (benefit) for income taxes and adjustments to the TRA liability, (iv) equity-based compensation expense, (v) change in deferred revenue including the impact of realized gains or losses from the hedging of bookings in foreign currencies, (vi) change in prepaid and accrued registry costs and (vii) acquisition-related costs. Adjusted EBITDA includes both deferred revenues that have not yet been earned and prepaid and accrued registry costs that have not yet been recognized under generally accepted accounting principles, and excludes certain recurring expenses that have been and will continue to be significant expenses of our business.
PSUs. The performance targets are established by our Board or our Compensation Committee on an annual basis. Certain of the PSUs granted to our executive officers, including certain NEOs, were eligible to vest based on our achievement of at least $3.390 billion in bookings and at least $725 million in unlevered free cash flow in 2019, subject to the applicable executive officer's continued service with us through the vesting date. Bookings and unlevered free cash flow are defined in the same manner as our 2019 cash bonus plan, as described above. Following the end of 2019, our Board, in consultation with management, reviewed our achievement against these performance objectives and determined we achieved bookings of $3.401 billion (resulting in 100% achievement for the bookings performance goal) and unlevered free cash flow of $735.6 million (resulting in 100% achievement for the unlevered free cash flow performance goal), resulting in the vesting of 100% of the applicable PSUs.
Other compensation
In connection with Mr. Bhutani's hiring in 2019, Mr. Bhutani received a cash signing bonus of $1,000,000. If Mr. Bhutani's employment with us ends on or before September 4, 2020, as a result of a termination of his employment by us for cause or his resignation without good reason (both terms as defined in his employment agreement), he will be required to return a pro-rated portion of the signing bonus, as determined in accordance with the employment agreement.
Broad-based employee benefits
Our compensation program for our executive officers, including our NEOs, includes benefits generally available to our other full-time employees, including participation in our patent incentive program. Offering these employee benefits serves to attract and retain our employees, including our NEOs. We anticipate our employee benefits programs will be reviewed periodically in order to ensure they continue to serve these purposes and remain competitive.
We have established a tax-qualified Section 401(k) retirement savings plan for our NEOs and other employees who satisfy the eligibility requirements. Under this plan, participants may elect to make pre-tax or Roth contributions of up to a certain portion of their current compensation, not to exceed the applicable statutory income tax limitation. Currently, we provide matching contributions made by participants in the plan up to a maximum of 3.5% of eligible compensation annually, subject to limitations in our 401(k) plan applicable to highly compensated employees. We intend for the plan to qualify under Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, enabling contributions by participants to the plan, and income earned on plan contributions, to not be taxable to participants until withdrawn from the plan. Additional benefits provided to our employees, including NEOs, consist of medical, dental, vision, short term disability, long term disability and life insurance benefits, and flexible spending accounts. Our NEOs receive these benefits on the same basis as our other full-time U.S. employees. Our NEOs are also eligible to participate in our employee stock purchase plan, or ESPP, which is a purchase plan that allows our U.S. and non-U.S. employees to purchase shares at a discount on specified purchase dates during the year, on the same terms as other U.S. employees.
Post-termination severance benefits and change in control benefits
We consider maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of our company and stockholders. We have entered into employment agreements with certain key executives, including our NEOs. In 2019, we entered into an amendment to Mr. Wagner's employment agreement in connection with Mr. Wagner's resignation, entered into an employment agreement with Mr. Bhutani in connection with his hire, and entered into an employment agreement with Mr. Low Ah Kee in connection with his appointment to Chief Operating Officer (which was subsequently amended in September 2019).
The employment agreement with our current executives provide assurances of specified severance benefits to such executives whose employment is subject to involuntary termination other than for cause or voluntary termination for good reason. We believe it is important to provide such individuals with severance benefits upon certain qualifying terminations of employment to secure their continued dedication to their work, without the distraction of negative economic consequences of potential termination. We believe these severance benefits, as compared with similarly situated individuals at companies with which we compete for talent, are appropriate since the benefits are subject to the executive officer's entry into a release of claims in our favor. For more detail, see the section titled "Potential Payments Upon Termination or Change in Control."
Tax considerations
We have not provided any of our executive officers or directors with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Section 280G or Code Section 409A. Code Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control exceeding certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event an executive officer, director or other service provider receives "deferred compensation" not meeting the requirements of Code Section 409A.
Based on the limitations imposed by Code Section 162(m), publicly traded companies generally may receive a federal income tax deduction for compensation paid to their chief executive officer and to certain of their other current and former highly compensated officers that qualify as "covered employees" within the meaning of Code Section 162(m) only if the compensation is less than $1,000,000 per person during any calendar year.
We do not currently have any employees at the GoDaddy Inc. level, and therefore the Code Section 162(m) limitations described above currently do not apply to us. Proposed regulations issued by the Internal Revenue Service in December 2019 would result in us being subject to these Code Section 162(m) limitations for taxable years ending on or after December 31, 2019, if those regulations are finalized in the proposed form. Our organizational structure also may change in the future, which may result in us being subject to these Code Section 162(m) limitations, even if no regulations are finalized. In approving the amount and form of compensation for our executive officers in the future, we expect to consider the cost to us of providing such compensation, including the potential impact of Code Section 162(m), as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. Our Board or the Compensation Committee, as applicable, may, in its judgment, authorize compensation payments that will or may not be deductible when it believes that such payments are appropriate to attract, retain or motivate executive talent.
Accounting considerations
Accounting rules require us to measure the compensation expense for all share-based compensation awards made to our employees and directors, including stock options, RSUs, PSUs, and other stock-based awards, based on the grant date fair value" of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. These rules also require us to recognize the "compensation cost of our share-based compensation awards in our income statements over the period that the employee or director is required to render service in order to vest in the award.
Other Policies
Insider Trading Policy
We have an Insider Trading Policy that prohibits directors, officers, employees and agents (e.g., consultants and independent contractors) from doing the following:
•trading (or advising others to trade) our securities from the time such individuals obtain material, non-public information until that information has been publicly disclosed;
•trading in the shares of other companies about which such individuals learn material, non-public information through the course of their relationship with us;
•engaging in transactions in publicly traded options, such as put and calls, and other derivative securities with respect to our securities, including hedging or similar transactions designed to decrease the risks associated with holding our securities;
•engaging in short sales with respect to our securities; and
•for any such individuals that are required to comply with Section 16 of the Exchange Act or the blackout periods or pre-clearance requirements under the Insider Trading Policy (which includes all of our named executive officers that are currently employed by us), pledging Company securities as collateral for loans.

10b5-1 Trading Plans
As of the Record Date, four of our executive officers and directors were parties to 10b5-1 trading plans. In accordance with our policy, our officers and directors may also choose to enter into 10b5-1 trading plans in the future. We do not undertake any obligation to report 10b5-1 trading plans that may be adopted by any of our officers and directors in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.
Equity Grant Policy
The Compensation Committee has adopted a policy that provides that the number of shares for any future equity award grant (including awards made under our Outside Director Compensation Policy) will be determined by dividing the specified value by the per share price determined based on the volume weighted average price for the 30 trading days immediately preceding the grant date (or in the case of an equity award granted in connection with the hire of an employee or the appointment of a non-employee director, immediately preceding the last trading day of the month prior to the month of the hire date or appointment date, as applicable) and, in the case of options, this per share price is then multiplied by the relationship between our calculated Black-Scholes value to the grant date stock price. In 2020, the Compensation Committee revised this policy for awards, such that the number of shares for any future equity award grant will be determined by dividing the specified value by the per share price determined based on the volume weighted average price for the 30 trading days immediately preceding the last trading day of the month prior to the month of the grant date.
Compensation Recovery Policy
In March 2019, we adopted a Compensation Recovery Policy, or clawback policy pursuant to which we may seek the recovery of performance-based compensation paid by us. The Compensation Recovery Policy applies to our CEO and any executive officers during the relevant period. The Compensation Recovery Policy provides that if (i) we restate our financial statements as a result of a material error; (ii) the amount of cash incentive compensation or performance-based equity compensation that was paid or is payable based on achievement of specific financial results paid to a participant would have been less if the financial statements had been correct; (iii) no more than three years have elapsed since the original filing date of the financial statements upon which the incentive compensation was determined; and (iv) our Compensation Committee unanimously concludes, in its sole discretion, that fraud or intentional misconduct or gross negligence by such participant caused the material error and it would be in our best interests to seek from such participant recovery of the excess compensation, then our Compensation Committee may, in its sole discretion, seek repayment from such participant, and only if such participant was found to be directly responsible for the compensation recovery trigger.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, our Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the members of the Compensation Committee:
Brian H. Sharples (Chairman)
Herald Y. Chen
Leah Sweet

Summary Compensation Table
The following table provides information regarding the total compensation for services rendered in all capacities earned by our NEOs who were serving as executive officers as of December 31, 2019:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Equity Awards ($)(2)	Stock Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Aman Bhutani, Chief Executive Officer	2019	326,027	1,000,000	6,334,620	6,332,801	315,595	1,538	14,310,581
Scott W. Wagner, Former Chief Executive Officer(6)	2019	542,308	—	8,950,718	3,600,324	491,293	7,500	13,592,143
	2018	750,000	—	12,713,505	3,177,964	750,000	7,500	17,398,969
	2017	750,000	—	—	—	750,000	5,000	1,505,000
Raymond E. Winborne, Chief Financial Officer	2019	500,000	—	4,333,271	1,260,128	484,000	7,500	6,584,899
	2018	500,000	—	3,349,598	1,122,658	500,000	7,571	5,479,827
	2017	500,000	—	1,222,979	—	400,000	192,798	2,315,777
James M. Carroll, President of International Independents Business	2019	515,000	—	5,343,105	900,088	299,112	7,500	7,064,805
	2018	515,000	—	2,122,717	935,545	309,000	7,500	3,889,762
	2017	515,000	—	628,774	624,410	309,000	5,086	2,082,270
Nima J. Kelly, Chief Legal Officer, Executive Vice President and Secretary	2019	500,000	—	2,835,760	540,047	290,400	7,566	4,173,773
	2018	500,000	—	6,374,693	—	300,000	7,644	7,182,337
	2017	500,000	—	1,611,932	—	300,000	10,099	2,422,031
Andrew N. Low Ah Kee, Chief Operating Officer	2019	500,000	—	6,260,679	1,800,175	484,000	7,500	9,052,354
	2018	448,077	—	3,260,917	2,245,316	270,000	7,500	6,231,810
_________________________________
(1) The amounts in the "Bonus" column reflect sign-on bonuses paid to the NEO in connection with his hiring.
(2) The amounts in the "Equity Awards" column reflect the aggregate grant date fair value of stock awards considered granted for accounting purposes during the applicable year, computed as described in Note 2 to our audited financial statements, which are included in our 2019 Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual value realized or realizable by the NEO with respect to these awards, which value is only determinable after the shares underlying the applicable award vest. As described in the "Compensation Discussion and Analysis-Components of Executive Compensation Program-Long-term incentives (equity awards)" section above, each award generally vests over a four-year period subject to the holder's continued service and, in the case of PSUs, only if we achieve the performance-based vesting conditions. As a result, the maximum amount realizable for any award per year during the vesting term is one-fourth of the shares underlying the award.

The following table lists the number of PSUs that had been granted in each of fiscal 2016 and fiscal 2017 that were considered granted in fiscal 2017 for accounting purposes because the underlying company performance targets were established in fiscal 2017 and the total fair value of such PSUs:

Name	Number of PSUs Granted in Fiscal 2016	Number of PSUs Granted in Fiscal 2017	Total Value of PSUs Considered Granted in Fiscal 2017 ($)
Raymond E. Winborne	33,433	—	1,222,979
James M. Carroll	12,986	4,203	628,774
Nima J. Kelly	11,106	12,019	845,912

The following table lists the number of PSUs that had been granted in each of fiscal 2016 through fiscal 2018 that were considered granted in fiscal 2018 for accounting purposes because the underlying company performance targets were established in fiscal 2018 and the total fair value of such PSUs:

Name	Number of PSUs Granted in Fiscal 2016	Number of PSUs Granted in Fiscal 2017	Number of PSUs Granted in Fiscal 2018	Total Value of PSUs Considered Granted in Fiscal 2018 ($)
Raymond E. Winborne	33,433	—	4,066	2,349,687
James M. Carroll	12,986	4,203	3,389	1,289,417
Nima J. Kelly	11,105	12,019	6,230	1,839,322
Andrew N. Low Ah Kee	7,791	4,203	8,132	1,261,095

The following table lists the number of PSUs that had been granted in each of fiscal 2016 through fiscal 2019 that were considered granted in fiscal 2019 for accounting purposes because the underlying company performance targets were established in fiscal 2019 and the total fair value of such PSUs:

Name	Number of PSUs Granted in Fiscal 2016	Number of PSUs Granted in Fiscal 2017	Number of PSUs Granted in Fiscal 2018	Number of PSUs Granted in Fiscal 2019	Total Value of PSUs Considered Granted in Fiscal 2019 ($)
Raymond E. Winborne	33,432	—	4,066	4,188	3,071,008
James M. Carroll	12,986	4,203	3,389	2,992	1,736,402
Nima J. Kelly	11,106	12,018	6,230	1,795	2,294,747
Andrew N. Low Ah Kee	7,790	4,203	8,132	5,983	1,923,376

As of December 31, 2019, the following number of PSUs were not yet considered granted for accounting purposes because the underlying company performance targets were not yet established by our Board:

	Performance Targets to be Established in
Name	Fiscal 2020	Fiscal 2021	Fiscal 2022	Fiscal 2023	Total
Aman Bhutani	24,924	24,924	24,924	24,923	99,695
Raymond E. Winborne	8,254	8,254	4,188	—	20,696
James M. Carroll	10,583	6,378	2,991	—	19,952
Nima J. Kelly	13,436	1,795	1,795	—	17,026
Andrew N. Low Ah Kee	28,288	24,086	5,982	—	58,356
(3) The amounts in the "Stock Option Awards" column reflect the aggregate grant date fair value of stock options granted during the applicable year. The assumptions we used to calculate these amounts are discussed in Note 2 to our audited financial statements, which are included in our 2019 Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual value realized or realizable by the NEO with respect to these option awards, which value is only determinable after the shares underlying the applicable award vest and are exercised and only if the value of our Class A common stock exceeds the per share exercise price of the award. As described in the "Compensation Discussion and Analysis-Components of Executive Compensation Program-Long-term incentives (equity awards)" section above, each award generally vest over a four-year period subject to the holder's continued service. As a result, the maximum amount realizable for any award per year during the vesting term is one-fourth of the shares underlying the award.
(4) Represents cash incentive compensation payments paid based on performance against the target corporate performance goal component and the individual performance goal components for the applicable annual performance period. In the case of Messrs. Bhutani and Wagner for 2019 and Mr. Low Ah Kee for 2018, the amounts reflect a pro rated amount of his cash incentive compensation payment.
(5) The amounts in the "All Other Compensation" column consist of certain benefits provided to our NEOs, which are generally available to our similarly situated employees, including 401(k) company matching. For 2017, this includes in the case (i) for Mr. Winborne $187,427 in relocation expenses, $5,000 in 401(k) company matching and $371 in cash awards including gross-up for taxes and (ii) for Ms. Kelly $5,099 in cash awards including gross-up for taxes and $5,000 in 401(k) company matching.
(6) Mr. Wagner resigned on September 4, 2019. All unvested stock options and equity awards were cancelled as of such date.

Grants of Plan-Based Awards During 2019
The following table presents information regarding grants of plan-based awards made to our NEOs during 2019:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Equity Awards: Number of Securities Underlying Awards (#)(2)	All Other Stock Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Stock Option Awards ($/Share)(4)	Grant Date Fair Value of Equity and Stock Option Awards ($)(5)
Name	Grant Date	Threshold	Target	Maximum
Aman Bhutani	N/A	207,027	326,027	N/A
	9/4/2019				99,695	299,033	63.54	12,667,422
Scott W. Wagner(7)	N/A	476,250	750,000	N/A
	2/25/2019				47,862	136,167	75.35	7,206,725
	3/6/2019(6)				72,544	—	—	5,344,316
Raymond E. Winborne	N/A	317,500	500,000	N/A
	2/25/2019				16,752	47,659	75.35	2,522,391
	3/6/2019(6)				41,686	—	—	3,071,008
James M. Carroll	N/A	196,215	309,000	N/A
	2/25/2019				47,866	34,042	75.35	4,506,791
	3/6/2019(6)				23,570	—	—	1,736,402
Nima J. Kelly	N/A	190,500	300,000	N/A
	2/25/2019				7,180	20,425	75.35	1,081,060
	3/6/2019(6)				31,149	—	—	2,294,747
Andrew N. Low Ah Kee	N/A	317,500	500,000	N/A
	2/25/2019				23,931	68,084	75.35	3,603,376
	3/6/2019(6)				26,108	—	—	1,923,376
	9/4/2019				39,882	—	—	2,534,102
_________________________________
(1) The amounts represent target cash bonus amounts for 2019 assuming the achievement of the corporate and individual components at the target level. These amounts are subject to a minimum payment limitation of 63.5% based on achieving the minimum of the target performance objectives, with no maximum payment limitation. The amounts for Mr. Bhutani are prorated based on his term of employment with us during 2019. The material terms of the awards are discussed in "Compensation Discussion and Analysis—Components of Executive Compensation Program—Short-term incentives (annual cash bonuses)."
(2) The amounts reflect the number of stock awards granted, as discussed in "Compensation Discussion and Analysis—Components of Executive Compensation Program—Long-term incentives (equity awards)." Each of these grants was made pursuant to the 2015 Plan. The vesting terms for each of these grants is described in "Outstanding Equity Awards at Year End." See footnote 2 to the Summary Compensation Table for a detail of PSUs not yet granted for accounting purposes.
(3) The amounts reflect the number of stock options granted, as discussed in "Compensation Discussion and Analysis—Components of Executive Compensation Program—Long-term incentives (equity awards)." Each of these grants was made pursuant to the 2015 Plan. The vesting terms for each of these grants is described in "Outstanding Equity Awards at Year End."
(4) The exercise price for stock options is set at the fair market value of a share of our Class A common stock on the grant date.
(5) The amounts reflect the aggregate grant date fair value of stock options, RSUs and PSUs granted during 2019. The assumptions we used to calculate these amounts are discussed in Note 2 to our audited financial statements, which are included in our 2019 Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(6) Includes PSUs from prior years with an accounting grant date of March 6, 2019, which is the date our Board approved the vesting targets for fiscal 2019. See footnote 2 to the Summary Compensation Table for a detail of such PSUs.
(7) Mr. Wagner resigned on September 4, 2019. All unvested stock options and equity awards were cancelled as of such date.

Outstanding Equity Awards at Year End
The following table provides information regarding outstanding equity awards held by our NEOs as of December 31, 2019:

	Stock Option Awards						Equity Awards
Name	Grant Date	Number of Securities Underlying Unexercised Stock Options Exercisable (#)	Number of Securities Underlying Unexercised Stock Options Unexercisable (#)(1)(2)	Number of Securities Underlying Unexercised Unearned Stock Options (#)(3)	Stock Option Exercise Price ($)	Stock Option Expiration Date	Number of Unvested Shares (#)(4)	Market Value of Unvested Shares ($)(5)	Number of Unearned Shares or Other Rights (#)(6)	Market or Payout Value of Unearned Shares or Other Rights ($)(5)
Aman Bhutani	9/4/2019	—	299,033	—	64.54	9/4/2029	99,695	6,771,284	99,695	6,771,284
Raymond E. Winborne	8/4/2016	164,085	66,712	—	31.78	8/4/2026	—	—	33,432	2,270,701
	2/23/2018	22,399	28,798	—	61.48	2/23/2028	9,149	621,400	12,198	828,488
	2/25/2019	—	47,659	—	75.35	2/25/2029	16,752	1,137,796	16,752	1,137,796
James M. Carroll	3/9/2016	13,372	3,344	—	31.28	3/9/2026	—	—	5,196	352,912
	6/8/2016	19,805	9,903	—	32.09	6/8/2026	—	—	7,790	529,097
	2/27/2017	7,928	13,215	—	37.18	2/27/2027	—	—	8,405	570,868
	2/23/2018	18,665	23,999	—	61.48	2/23/2028	7,624	517,822	10,165	690,407
	2/25/2019	—	34,042	—	75.35	2/25/2029	47,866	3,251,059	11,966	812,731
Nima J. Kelly	3/9/2016	13,803	3,344	—	31.28	3/9/2026	—	—	5,196	352,912
	9/7/2016	—	—	—	—	—	4,433	301,089	—	—
	2/27/2017	—	—	—	—	—	6,439	437,337	—	—
	2/23/2018	—	—	—	—	—	7,009	476,051	—	—
	9/12/2018	—	—	—	—	—	32,458(7)	2,204,547	6,491(8)	440,869
	2/25/2019	—	20,425	—	75.35	2/25/2029	7,180	487,666	7,180	487,666
Andrew N. Low Ah Kee	3/12/2014	49,000	—	—	15.24	3/12/2024	—	—	—	—
	12/10/2014	16,000	—	4,000	18.22	12/10/2024	—	—	—	—
	6/8/2016	34,659	9,903	—	32.09	6/8/2026	—	—	7,790	529,097
	2/27/2017	18,500	13,215	—	37.18	2/27/2027	—	—	8,405	570,868
	2/23/2018	44,798	57,596	—	61.48	2/23/2028	18,298	1,242,800	24,396	1,656,976
	2/25/2019	—	68,084	—	75.35	2/25/2029	23,931	1,625,394	23,931	1,625,394
	9/4/2019	—	—	—	—	—	39,882	2,708,785	19,942	1,354,461
_________________________________
(1) Time Options granted prior to 2016 became vested and exercisable over a five-year period as to 20% of the stock options each year on the anniversary of the applicable vesting commencement date.
(2) Unless otherwise disclosed, Time Options granted in 2016 and later become vested and exercisable over a four-year period as to 25% of the stock options on the first anniversary of the applicable vesting commencement date and then quarterly vesting in equal installments for an additional three years, subject to the NEO's continued service through each applicable vesting date.
(3) Performance Options become vested and exercisable over a five-year period as to 20% of the stock options each year based on achievement of annual performance targets established by the Desert Newco Board, or our Board, or the Compensation Committee, as applicable, subject to the NEO's continued service through each applicable vesting date.
(4) Unless otherwise disclosed, RSUs vest over a four-year period as to 25% on the first day of the month following the first anniversary of the applicable vesting commencement date and then quarterly vesting in equal installments for an additional three years, subject to the NEO's continued service through each applicable vesting date.
(5) Market values are determined by multiplying the number of shares by the fair market value per share of our Class A common stock on December 31, 2019 of $67.92 at market close.
(6)  Unless otherwise disclosed, PSUs vest over a four-year period as to 25% of the award vesting each year based on achievement of annual performance targets established by our Board or the Compensation Committee, subject to the NEO's continued service through each applicable vesting date.
(7) RSUs vest in equal installments on each of March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020, subject to the NEO's continued service through each applicable vesting date.
(8) PSUs vest based on achievement of annual performance targets established by our Board or the Compensation Committee for 2020, subject to the NEO's continued service through the applicable vesting date.

Stock Option Exercises and Stock Awards Vesting During 2019
The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of RSUs and PSUs during 2019 by each of our NEOs. The value realized on exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the stock options. The value realized on vesting of RSUs and PSUs is calculated based on the closing market price of our common stock on the applicable vesting date.

Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott W. Wagner	1,478,367	89,361,207	151,445	10,586,912
Raymond E. Winborne	—	—	44,614	3,332,147
James M. Carroll	52,042	2,349,428	26,508	1,972,776
Nima J. Kelly	36,343	1,541,931	70,108	5,033,483
Andrew N. Low Ah Kee	—	—	34,356	2,529,688
______________________________________
(1) Reflects the aggregate number of shares of common stock underlying the stock options that were exercised in 2019.
(2) Calculated by multiplying (i) the difference between (x) the sale price for shares of Class A common stock sold concurrently with the exercise of an option, and if not, the fair market value of common stock on the option exercise date, which was determined using the closing price on the New York Stock Exchange of a share of Class A common stock on the option exercise date, and (y) the exercise price of the option, by (ii) the number of shares of Class A common stock acquired upon exercise.
Executive Employment Agreements
Aman Bhutani
In connection with Mr. Bhutani's hiring in 2019, we entered into an employment agreement with Mr. Bhutani, which expires on December 31, 2024 (and is automatically extended for an additional one-year period, unless we or Mr. Bhutani provide the other party written notice at least 30 calendar days before the extension date that the employment term under the agreement will not be extended) and provides that Mr. Bhutani is an at-will employee.
Mr. Bhutani's employment agreement provides him with an annual base salary, annual target bonus, and signing bonus all on the terms described above in the "Components of Executive Compensation Program" section above. In addition, Mr. Bhutani's employment agreement provides for initial equity awards that were granted to him in 2019 and are described in the "Long-term incentives (equity awards)" section above. In addition, under Mr. Bhutani's employment agreement, beginning in fiscal year 2021 and continuing for each fiscal year thereafter during his employment term, subject to the approval of our Board and his continued service as CEO on the respective grant date, Mr. Bhutani will receive an annual focal equity award in accordance with our Board's and the Compensation Committee's past practice, as determined in accordance with the employment agreement. The number of shares of the Company's Class A common stock subject to each of these awards will be calculated by dividing (i) the value of the proposed RSU and PSU awards by the volume weighted average price for the 30 trading days immediately preceding the grant date ("30-day VWAP") and (ii) the value of the proposed option by the 30-day VWAP multiplied by the relationship between our calculated Black-Scholes value to the stock price on the grant date. The vesting schedule of these equity awards will be no less favorable than the vesting schedule generally applicable to the other executive officers' contemporaneous grants.
Mr. Bhutani's employment agreement also provides him with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.
Raymond E. Winborne
In 2016, we entered into an employment agreement with Raymond E. Winborne, which expires on December 31, 2020 (and is automatically extended for an additional one-year period, unless we or Mr. Winborne provide the other party written notice at least 30 calendar days before the extension date that the employment term under the agreement will not be extended) and provides that Mr. Winborne is an at-will employee. Mr. Winborne's employment agreement also provides him with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.

James M. Carroll
In 2015, we entered into an employment agreement with James M. Carroll (which is automatically extended for an additional one-year period, unless we or Mr. Carroll provide the other party written notice at least 30 calendar days before the extension date that the employment term under the agreement will not be extended) and provides that Mr. Carroll is an at-will employee. Mr. Carroll's employment agreement also provides him with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.
Nima J. Kelly
In 2016, we entered into an amended and restated employment agreement with Nima J. Kelly, which expires on December 31, 2021 (and is automatically extended for an additional one-year period, unless we or Ms. Kelly provide the other party with written notice at least 30 calendar days before the extension date that the employment term under the agreement will not be extended) and provides that Ms. Kelly is an at-will employee. Ms. Kelly's employment agreement also provides her with certain termination and change in control benefits as described in the "Potential Payments Upon Termination or Change in Control" section below.
Andrew N. Low Ah Kee
Mr. Low Ah Kee was not a party to an employment agreement with us prior to February 2019. In connection with his appointment to Chief Operating Officer in February 2019, we entered into an employment agreement with Mr. Low Ah Kee, which expires on December 31, 2023 (and is automatically extended for an additional one-year period, unless we or Mr. Low Ah Kee provide the other party written notice at least 30 calendar days before the extension date that the employment term under the agreement will not be extended) and provides that Mr. Low Ah Kee is an at-will employee. Mr. Low Ah Kee's employment agreement also provides him with certain termination and change in control benefits. In September 2019, we amended Mr. Low Ah Kee's employment agreement to extend its term to December 31, 2024, and to provide for the enhanced severance benefits described in the "Potential Payments Upon Termination or Change in Control" section below.
Scott W. Wagner
In connection with Mr. Wagner's resignation, on July 30, 2019, we entered into an amendment to Mr. Wagner's employment agreement that provided for Mr. Wagner to receive the same compensation and benefits as under his employment agreement through September 4, 2019, and certain termination benefits as described in the "Potential Payments Upon Termination or Change in Control" section below. Under his employment agreement, Mr. Wagner's annual base salary was $750,000 and he was eligible for an annual target cash incentive payment equal to 100% his base salary.
Potential Payments Upon Termination or Change in Control
Cash and Health Benefits
Each of our NEOs (other than Mr. Wagner) has entered into an employment agreement with us as described above, which was in effect on December 31, 2019 and provides the following cash severance:
Potential Payments if Terminated by Us for "Cause" or by the NEO other than for "Good Reason"
All NEOs. If an NEO's employment is terminated either by us for "cause" (other than by reason of death or "disability") or by the NEO other than for "good reason" (as such terms are defined in his or her employment agreement), the NEO will receive:
•the NEO's base salary accrued through the termination date; plus
•reimbursement within 60 days following submission by the NEO of any unreimbursed expenses; plus
•any fully vested and non-forfeitable employee benefits to which NEO may be entitled under the Company's employee benefits plan (collectively, these payments are referred to as the "Accrued Obligations").

Potential Payments if Terminated by Us Without "Cause" or by the NEO for "Good Reason" Not Related to a Change in Control
All NEOs (other than Ms. Kelly). If an NEO's employment is terminated either by us without "cause" (other than by reason of death or "disability") or by the NEO for "good reason", and in each case the termination occurs outside of the period beginning three months prior to and ending 18 months following a "change in control" (as defined in his employment agreement, and such period, the Change in Control Period), the NEO will receive a lump sum cash severance payment equal to the following:
•the Accrued Obligations; plus
•the following percentage of the NEO's annual base salary rate as then in effect: (i) 100% for Messrs. Bhutani, Winborne, and Low Ah Kee and (ii) 50% for Mr. Carroll; plus
•any earned but unpaid annual cash bonus for a prior year; plus
•a pro-rated amount of the target annual cash bonus for the year of termination; plus
•the cost of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for (i) 18 months for Messrs. Bhutani and Low Ah Kee, (ii) 12 months for Mr. Winborne, and (iii) 6 months for Mr. Carroll.
Ms. Kelly. If Ms. Kelly's employment is terminated either by us without "cause" (other than by reason of death or "disability") or by her for "good reason" at any time, she will receive a lump sum cash severance payment equal to the following:
•the Accrued Obligations; plus
•75% of her annual base salary rate as then in effect; plus
•any earned but unpaid annual cash bonus for a prior year; plus
•a pro-rated amount of the target annual cash bonus for the year of termination; plus
•9 months of the cost of health insurance under COBRA.
Potential Payments if Terminated by Us Without "Cause" or by the NEO for "Good Reason" During the Change in Control Period
All NEOs (other than Ms. Kelly). If the NEO's employment is terminated either by us without "cause" (other than by reason of death or "disability") or by the NEO for "good reason" during the Change in Control Period, the NEO will receive a lump sum cash severance payment equal to the following:
•the Accrued Obligations; plus
•150% of the NEO's annual base salary rate as then in effect (75%, in the case of Mr. Carroll); plus
•any earned but unpaid annual cash bonus for a prior year; plus
•150% of the target annual cash bonus for the year of termination (75%, in the case of Mr. Carroll) or, if higher, the date immediately prior to the change in control; plus
•the cost of health insurance under COBRA for (i) 18 months for Messrs. Bhutani and Low Ah Kee, (ii) 12 months for Mr. Winborne, and (iii) 9 months for Mr. Carroll.
Termination by Reason of Death or "Disability"
All NEOs. If an NEO's employment is terminated by reason of death or "disability" (as such term is defined in his or her employment agreement), the NEO will receive a lump sum cash severance payment equal to the following:
•the Accrued Obligations; plus
•any earned but unpaid annual cash bonus for a prior year; plus
•a pro-rated amount of the target annual cash bonus for the year of termination.

In order to receive the cash severance benefits described above (other than the Accrued Obligations), the NEO must sign and not revoke a release of claims in our favor and comply with certain restrictive covenants relating to noncompetition, nonsolicitation, and nondisparagement, as applicable, for up to twelve months as set forth in his or her employment agreement following the termination date.
In the event any of the payments provided for under these employment agreements, or otherwise payable to the NEO, would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he or she would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive. No employment agreement with any of our NEOs provides for any tax gross-up payments.
Under the 2019 amendment to Mr. Wagner's employment agreement, Mr. Wagner received the following severance benefits as a result of his remaining employed as our CEO through September 4, 2019: (i) continued coverage under the health plans through September 30, 2019 and thereafter payment of premiums for continuation coverage under COBRA for a period of up to 18 months and (ii) a pro-rated payment under the 2019 cash bonus plan, with the individual performance goal component deemed met and the corporate performance goal component measured in accordance with the 2019 cash bonus plan.
Equity Benefits
For Performance Options granted to our NEOs prior to 2016, each NEO's stock option agreement provides that upon a "change in control" (as defined in the 2011 Incentive Plan), 100% of the NEO's Performance Options will vest and become exercisable immediately prior to the change in control if, as a result of such change in control, (i) KKR, Silver Lake and Technology Crossover Ventures, or TCV, at the time of the change in control, achieve an internal rate of return of at least 25% or (ii) KKR, Silver Lake and TCV, at the time of the change in control, earn at least three times the purchase price they paid for their equity interest, whether acquired, directly or indirectly, in each case, based on cash received by KKR, Silver Lake and TCV on a cumulative basis (excluding tax distributions and after deduction for any applicable transaction expenses), subject to the NEO's continued employment through the change in control.
In addition, under their employment agreements, Mr. Bhutani and Mr. Low Ah Kee are entitled to the following equity acceleration benefits:
•In the event of an involuntary termination of the applicable NEO's employment outside of the Change in Control Period under the circumstances described above, the NEO is entitled to acceleration of his time-based equity awards that would have vested in the next 12 months and acceleration of the prorated portion of his performance-based equity awards that would have vested based on actual performance during any performance period ending in the next 12 months (with any individual performance criteria deemed fully satisfied), subject to him satisfying the same conditions as applicable to the cash severance benefits described above.
•In the event of an involuntary termination of the applicable NEO's employment during the Change in Control Period under the circumstances described above, the NEO is entitled to acceleration of all of his time-based and performance-based equity awards (with performance measured at the greater of target or actual performance), subject to him satisfying the same conditions as applicable to the cash severance benefits described above.
In addition, pursuant to Ms. Kelly's amended and restated employment agreement, if Ms. Kelly's employment with us ends after December 31, 2019 for a reason other than a termination for "cause", all unvested and outstanding RSUs and PSUs promised to her in 2016, 2017 and 2018 will have their vesting accelerated.

Termination of Employment Unrelated to a Change in Control

Name	Salary Severance ($)(1)	Bonus Severance ($)(2)	Accelerated Vesting of Equity Awards($)(3)	Value of Health Care Coverage Benefit ($)(4)	Total ($)
Aman Bhutani	1,000,000	1,000,000	2,522,579	31,519	4,554,098
Scott W. Wagner	—	491,293	—	31,519	522,812
Raymond E. Winborne	500,000	500,000	—	19,323	1,019,323
James M. Carroll	257,500	309,000	—	10,506	577,006
Nima J. Kelly	375,000	300,000	—	15,759	690,759
Andrew Low Ah Kee	500,000	500,000	4,686,097	31,519	5,717,616
__________________________________
(1) This amount is based on each NEO's base salary as was in effect on December 31, 2019.
(2) For Mr. Wagner, this amount represents the pro-rated payment under the 2019 cash bonus plan pursuant to the 2019 amendment to his employment agreement and described under the “Cash and Health Benefits” section above. For all other NEOs, this amount is based on each NEO's target cash bonus amount as was in effect on December 31, 2019.
(3) The amount represents the intrinsic value of the equity awards held by Messrs. Bhutani and Low Ah Kee that would vest on an accelerated basis in connection with termination of employment outside the Change in Control Period pursuant to Mr. Bhutani's employment agreement and Mr. Low Ah Kee's amended employment agreement and described under the "Equity Benefits" section above. For this purpose, we are assuming an achievement level of 100%. The intrinsic value of the accelerated portions of each award is determined by multiplying (a) the fair market value per share of our Class A common stock on December 31, 2019 of $67.92 (and, in the case of stock options, less the exercise price per share in effect under each stock option) by (b) the number of unvested shares that would vest on an accelerated basis under such award (and, in the case of performance awards, assuming performance is achieved at target levels). This amount assumes the accelerated vesting resulting from the termination of employment occurred on December 31, 2019.
(4) For Mr. Wagner, this amount represents the continuing payments of COBRA premiums pursuant to the 2019 amendment to his employment agreement and described under the “Cash and Health Benefits” section above. For all other NEOs, this amount represents the lump sum payment of the cost of health insurance under COBRA for the applicable number of months pursuant to the NEO's employment agreement and described under the "Equity Benefits" section above.
Termination of Employment in Connection with a Change in Control

Name	Salary Severance ($)(1)	Bonus Severance ($)(2)	Accelerated Vesting of Equity Awards($)(3)	Value of Health Care Coverage Benefit ($)(4)	Total ($)
Aman Bhutani	1,500,000	1,500,000	14,852,333	31,519	17,883,852
Scott W. Wagner	—	491,293	—	31,519	522,812
Raymond E. Winborne	750,000	750,000	—	19,323	1,519,323
James M. Carroll	386,250	231,750	—	15,759	633,759
Nima J. Kelly	375,000	300,000	—	15,759	690,759
Andrew Low Ah Kee	750,000	750,000	12,644,546	31,519	14,176,065
_________________________________
(1) This amount is based on each NEO's base salary as was in effect on December 31, 2019.
(2) For Mr. Wagner, this amount represents the pro-rated payment under the 2019 cash bonus plan pursuant to the 2019 amendment to his employment agreement and described under the “Cash and Health Benefits” section above. For all other NEOs, this amount is based on each NEO's target cash bonus amount as was in effect on December 31, 2019.
(3) The amount represents the intrinsic value of the equity awards held by Messrs. Bhutani and Low Ah Kee that would vest on an accelerated basis in connection with termination of employment during the Change in Control Period pursuant to Mr. Bhutani's employment agreement and Mr. Low Ah Kee's amended employment agreement and described under the "Equity Benefits" section above. The intrinsic value of the accelerated portions of each award is determined by multiplying (a) the fair market value per share of our Class A common stock on December 31, 2019 of $67.92 (and, in the case of stock options, less the exercise price per share in effect under each stock option) by (b) the number of unvested shares that would vest on an accelerated basis under such award (and, in the case of performance awards, assuming performance is achieved at target levels). This amount assumes the accelerated vesting resulting from the termination of employment occurred on December 31, 2019.
(4) For Mr. Wagner, this amount represents the continuing payments of COBRA premiums pursuant to the 2019 amendment to his employment agreement and described under the “Cash and Health Benefits” section above. For all other NEOs, this amount represents the lump sum payment of the cost of health insurance under COBRA for the applicable number of months pursuant to the NEO's employment agreement and described under the "Equity Benefits" section above.

CEO Pay Ratio
Under SEC rules, we are required to provide information regarding the relationship between the total annual compensation of our CEO, Mr. Bhutani, and the total annual compensation of our median employee (other than Mr. Bhutani). For our last completed fiscal year, which ended December 31, 2019:
•The median of the total annual compensation of all of our employees (other than Mr. Bhutani and including our consolidated subsidiaries) was $59,369.
•Mr. Bhutani's total annual compensation, as reported in the Summary Compensation Table included in this Proxy Statement, was $14,310,581.
•Based on the above, for fiscal 2019, the ratio of Mr. Bhutani's total annual compensation to the median of the total annual compensation of all employees was 241 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and is based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratios. Accordingly, the pay ratios disclosed by other companies may not be comparable to our pay ratio as disclosed above.
In light of the meaningful equity compensation granted to Mr. Bhutani in connection with his hiring in 2019, we expect our 2019 CEO pay ratio to be significantly higher than our CEO pay ratio in future years when we are not providing compensation to onboard a new CEO.
The methodology we used to calculate the pay ratio is as follows:
•We determined the median of the total annual compensation of our employees as of October 31, 2017, at which time we (including our consolidated subsidiaries) had 5,751 full-time and 229 part-time and temporary employees, 4,735 of whom were located in the United States, or the U.S., and 1,245 (or approximately 21% of our total employee population) of whom were located outside of the U.S. In accordance with the permitted methodology for determining the "median employee", we excluded from our calculations: (i) 1,082 employees who are located outside of the U.S. (or approximately 18% of our total employee population) who were hired in connection with mergers and acquisitions completed in 2017; and (ii) 163 other employees, representing less than 5% of our total employees, who are located outside of the U.S. in the following countries: 4 in Australia, 21 in Brazil, 18 in Canada, 12 in China, 14 in India, 7 in Israel, 21 in Mexico, 11 in the Netherlands, 47 in Serbia, 2 in Singapore and 8 in the United Kingdom.
•To determine the median employee for 2017, we then compared the amount of salary, wages and tips of our U.S. employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for the taxable year ending December 31, 2016. In determining the median total compensation of all employees, we did not make any cost of living adjustments to the wages paid to any employee.
•Due to the departure of the median employee for 2017, we selected as the median employee for 2019 the employee with the next highest amount of salary, wages and tips of our U.S. employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for the taxable year ending December 31, 2016.
•Once we identified our median employee for 2019, we determined the median employee's total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median total annual compensation disclosed above. With respect to Mr. Bhutani's total annual compensation, we used the amount reported in the "Total" column of the 2019 Summary Compensation Table included in the Proxy Statement.
For this year's pay ratio disclosure, we did not redetermine the median employee based on our employees as of October 31, 2019, and instead relied on the median employee analysis we performed in 2017. While our included employee population has increased by approximately 16% between October 31, 2017 and December 31, 2019 due to employees added from acquisitions and increased hiring, we believe selecting a new median employee would not result in a significant change in the pay ratio disclosure. In reaching this conclusion, we reviewed salaries as reflected in our payroll records for the taxable year ending December 31, 2019 for a sampling of our employees in the locations where we have most of our employees (U.S., United Kingdom, Germany and Romania) and grouped those employees by location and position or role.

Risk Assessment and Compensation Practices
Our management assesses and discusses with our Compensation Committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe, for the following reasons, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future:
•our incentive compensation plan reflects a pay for performance philosophy rewarding NEOs and other eligible employees for achievement of performance targets, and historically, we reserve the payment of discretionary bonuses for extraordinary performance and achievement;
•our equity awards generally include multi-year vesting schedules requiring long-term employee commitment; and
•we regularly monitor short- and long-term compensation practices to determine whether management's objectives are satisfied.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2019. On January 1, 2020, the number of shares available for issuance under our equity incentive plan automatically increased by 6,974,296 and the number of shares available for issuance under our employee stock purchase plan increased by 1,000,000, each pursuant to the terms of such plan. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Stock Options, Warrants and Rights (#)	(b) Weighted-Average Exercise Price of Outstanding Stock Options, Warrants and Rights ($/Share)(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(2)
Equity compensation plans approved by stockholders	9,532,957	47.17	26,937,595
Equity compensation plans not approved by stockholders	2,011,042	14.89	—
Total	11,543,999		26,937,595
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(1) The weighted-average exercise price does not include shares to be issued in connection with the settlement of RSUs or PSUs, as such awards do not have an exercise price.
(2) Includes shares available for future issuance under our equity incentive plan and our employee stock purchase plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of March 31, 2020 by:
•each of our named executive officers;
•each person or group, who beneficially owned more than 5% of our common stock; and
•all of our current directors and executive officers as a group.
The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days, including those shares of our Class A common stock issuable upon exchange of LLC Units (together with corresponding shares of our Class B common) on a one-for-one basis, subject to the terms of the Exchange Agreement. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o GoDaddy Inc., 14455 N. Hayden Road, Scottsdale, Arizona 85260.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares Class A Common Stock(2)		Number of Shares Class B Common Stock		Combined Voting Power(3)
	Number	%	Number	%	Number	%
Directors and Named Executive Officers:
Aman Bhutani	—	*	—	*	—	*
Scott W. Wagner	81,075	*	110,229	8.6%	191,304	*
Raymond E. Winborne	342,298	*	—	*	342,298	*
James M. Carroll	137,159	*	—	*	137,159	*
Nima J. Kelly	105,076	*	100,000	7.8%	205,076	*
Andrew N. Low Ah Kee	198,789	*	—	*	198,789	*
Herald Y. Chen(4)	—	*	—	*	—	*
Caroline Donahue	2,947	*	—	*	2,947	*
Mark Garrett	3,927	*	—	*	3,927	*
Charles J. Robel	99,150	*	10,382	*	109,532	*
Ryan Roslansky	2,947	*	—	*	2,947	*
Brian H. Sharples	7,236	*	—	*	7,236	*
Leah Sweet	85	*	—	*	85	*
Lee E. Wittlinger(5)	—	*	—	*	—	*
All current executive officers and directors as a group (13 persons)	762,455	*	110,382	8.6	872,837	*
5% Equity Holders:
Entities affiliated with Vanguard(6)	16,218,572	9.7%	—	*	16,218,572	9.6%
Entities affiliated with BlackRock(7)	13,738,247	8.2%	—	*	13,738,247	8.1%
Entities affiliated with Capital Research(8)	9,651,168	5.8%	—	*	9,651,168	5.7%
Entities affiliated with Wellington(9)	8,578,828	5.1%	—	*	8,578,828	5.1%

* Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)  Subject to the terms of the Exchange Agreement, shares of our Class B common stock (together with the corresponding LLC Units) are exchangeable for shares of our Class A common stock on a one-for-one basis. See the section titled "Certain Relationships and Related Party and Other Transactions-Exchange Agreement."
(2)  Class A common stock beneficially owned includes shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2020 as follows:

Name of Beneficial Owner	Number of Awards
Raymond E. Winborne	252,250
James M. Carroll	89,323
Nima J. Kelly	25,596
Andrew N. Low Ah Kee	162,268
Charles J. Robel	53,627
All current executive officers and directors as a group (13 persons)	493,741

(3) Represents percentage of voting power of the Class A common stock and Class B common stock of GoDaddy voting together as a single class.
(4)  The address of Mr. Chen is c/o Kohlberg Kravis Roberts & Co. LLP, 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(5)  The address of Mr. Wittlinger is c/o Silver Lake Partners, 2775 Sand Hill Road #100, Menlo Park, CA 94025.
(6) Based on information reported by The Vanguard Group, or Vanguard, on Schedule 13G filed with the SEC on February 12, 2020. Of the shares of Class A common stock beneficially owned, Vanguard reported that it has sole voting power over 139,330 shares, shared voting power over 43,985 shares, sole dispositive power over 16,050,612 shares and shared dispositive power over 167,960 shares. Vanguard listed its address as 100 Vanguard Blvd., Malvern, PA 19355.
(7) Based on information reported by BlackRock, Inc., or BlackRock, on Schedule 13G filed with the SEC on February 5, 2020. Of the shares of Class A common stock beneficially owned, BlackRock reported sole voting power over 11,548,290 shares and sole dispositive power over all of the shares. BlackRock listed its address as 55 East 52nd Street, New York, New York 10055.
(8) Based on information reported by Capital International Investors, a division of Capital Research and Management Company, or Capital Research, on Schedule 13G filed with the SEC on February 14, 2020. Of the shares of Class A common stock beneficially owned, Capital Research reported sole voting power over 8,940,019 shares and sole dispositive power over all of the shares. Capital Research listed its address as 11100 Santa Monica Boulevard, 16th Floor, Los Angeles, California 90025.
(9) Based on information reported by Wellington Management Group LLP, or Wellington, on Schedule 13G filed with the SEC on January 27, 2020. Of the shares of Class A common stock beneficially owned, Wellington reported shared voting power over 7,903,122 shares and shared dispositive power over all of the shares. Wellington listed its address as 280 Congress Street, Boston, Massachusetts 02210.

CERTAIN RELATIONSHIPS AND RELATED PARTY AND OTHER TRANSACTIONS
We describe below transactions, and series of similar transactions, during 2019 to which we were a party, or will be a party, in which:
•the amounts involved exceeded, or exceeds, $120,000; and
•any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had, or will have, a direct or indirect material interest.
Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.
Policies and Procedures for Related Party Transactions
Our Audit and Finance Committee has the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds, or may be expected to exceed, $120,000 and in which a related person has or will have a direct or indirect material interest. We have adopted a policy regarding transactions between us and related persons. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our Class A common stock and Class B common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our Audit and Finance Committee charter provides that our Audit and Finance Committee shall review and approve or disapprove any related party transactions.
Desert Newco Amended and Restated Limited Liability Company Agreement
We directly, or indirectly through our wholly owned subsidiary GD Subsidiary Inc., hold LLC Units in Desert Newco and are the sole managing member of Desert Newco. As the sole managing member, we have the right to determine when distributions will be made to the members of Desert Newco and the amount of any such distributions (subject to the requirements with respect to the tax distributions described below). If we authorize a distribution, such distribution will be made to the unit holders, including us, pro rata in accordance with their respective ownership interest, provided that we, as sole managing member, are entitled to non-pro rata distributions for certain fees and expenses.
Desert Newco is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax. Instead, taxable income is allocated to its unit holders, including us. Pursuant to the Third Amended and Restated LLC Agreement of Desert Newco, dated March 31, 2015, or the LLC Agreement, Desert Newco makes pro rata cash distributions to its unit holders, calculated using an assumed tax rate, to help fund their tax obligations in respect of the cumulative taxable income, reduced by cumulative taxable losses, of Desert Newco allocated to them. Generally, these tax distributions are computed based on an assumed income tax rate equal to the sum of (i) the maximum marginal federal income tax rate applicable to an individual and (ii) 7%. The assumed income tax rate currently totals 46.6%, which will increase to 50.4% in certain cases when the tax on net investment income is applicable.
In addition, under the tax rules, Desert Newco is required to allocate taxable income disproportionately to its unit holders. Because tax distributions are determined based on the holder of LLC Units who is allocated the largest amount of taxable income on a per unit basis, but are made pro rata based on ownership, Desert Newco is required to make tax distributions that, in the aggregate, will likely exceed the amount of taxes it would have otherwise paid. Desert Newco paid no tax distributions during 2019.
In addition to tax expenses, we also incur expenses related to our operations, plus payments under tax receivable agreements, or the TRAs, which we expect will be significant. We intend to cause Desert Newco to make distributions or, in the case of certain expenses, payments in an amount sufficient to allow us to pay our taxes and operating expenses, including distributions to fund any ordinary course payments due under the TRAs. See "Tax Receivable Agreements" below for further discussion regarding our obligations under the TRAs.

Stockholder Agreement
In connection with our IPO, we entered into the Stockholder Agreement with Desert Newco, affiliates of each of KKR, Silver Lake, Technology Crossover Ventures, or TCV, and Robert Parsons. The Stockholder Agreement contains provisions related to the composition of our Board and its committees. Following secondary offerings completed in February 2018 and August 2018 when TCV and YAM Special Holdings, or YAM, sold all their shares of our Class A common stock, the voting provisions and Board composition provisions relating to TCV and YAM terminated. Following the February 2019 offering, KKR and Silver Lake no longer held any shares of our Class A common Stock and the voting provisions and Board composition provisions under our Stockholder Agreement relating to KKR and Silver Lake terminated. As a result of the secondary offerings completed in 2018 and 2019, no party has a right to nominate a director to our Board.
Other Provisions
Under the Stockholder Agreement, we agreed, subject to certain exceptions, to indemnify KKR, Silver Lake, TCV and Mr. Parsons and various respective affiliated persons from certain losses arising out of the indemnified persons' investment in, or actual, alleged or deemed control or ability to influence, us.
Registration Rights Agreement
In connection with our IPO, we entered into an amended and restated registration rights agreement with KKR, Silver Lake, TCV, Mr. Parsons and certain other parties thereto, or the Registration Rights Agreement. As a result of the February 2018 offering, the August 2018 offering and the February 2019 offering, the rights under the Registration Rights Agreement were terminated.
Credit Facility
As of December 31, 2019, investment funds or accounts advised by KKR Credit Advisors (US) LLC held $7.8 million of the outstanding principal balance of our credit facility. During 2019, we made principal, interest and administrative fee payments totaling $3.9 million to such funds. For a detailed description of the credit facility, see Note 10 to our audited financial statements, which are included in our 2019 Form 10-K.
Exchange Agreement
In connection with the consummation of our IPO, we and the Desert Newco pre-IPO owners entered into the Exchange Agreement under which they (or certain permitted transferees thereof) were granted the right, subject to the terms of the Exchange Agreement, to exchange their LLC Units (together with a corresponding number of shares of Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. The Exchange Agreement provides, however, that such exchanges must be for a minimum of the lesser of 1,000 LLC Units or all of the vested LLC Units held by such owner.
The LLC Agreement provides that as a general matter, each of Desert Newco's pre-IPO owners does not have the right to exchange LLC Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us to which the pre-IPO owner may be subject or would cause a technical tax termination of Desert Newco.
We may impose additional restrictions on exchanges that we determine to be necessary or advisable so that Desert Newco is not treated as a "publicly traded partnership" for U.S. federal income tax purposes. As a holder exchanges LLC Units for shares of Class A common stock, the number of LLC Units held by us is correspondingly increased as we acquire the exchanged LLC Units, and a corresponding number of shares of Class B common stock are canceled.
Tax Receivable Agreements
We are a party to five TRAs. For a detailed description of our obligations under the TRAs, see section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Payable to Related Parties Pursuant to the TRAs" and note 16 to our audited financial statements, which are included in our 2019 Form 10-K.

As of December 31, 2019, we have recorded a liability of $175.3 million payable to the related parties under the TRAs, which takes into account limitations on our use of the favorable tax attributes we acquired from exchanges of LLC Units by the parties to the TRAs. We have determined it is more-likely-than-not we will be unable to utilize all of our deferred tax assets subject to the TRAs; therefore, we have not recorded a liability under the TRAs related to the tax savings we may realize from the utilization of net operating loss carryforwards and the amortization related to basis adjustments created by exchanges of LLC Units. If utilization of these deferred tax assets becomes more-likely-than-not in the future, at such time, we will record liabilities under the TRAs of up to an additional $1,140.9 million as a result of basis adjustments under the Internal Revenue Code and up to an additional $438.4 million related to net operating loss and credit carryforwards, which will be recorded through charges to our statements of operations. However, if these tax attributes are not utilized in future years, it is reasonably possible no amounts would be paid under the TRAs. In this scenario, the reduction of the liability under the TRAs would result in a benefit to our statements of operations.
The payment obligations under the TRAs are obligations of GoDaddy Inc., not Desert Newco, and we expect the payments we are required to make under the TRAs will be substantial. The TRAs also provide that upon certain mergers, asset sales, other forms of business combinations or other changes of control, material amounts payable under the TRAs will be accelerated. The TRAs are subject to a number of risks and uncertainties. For a description of these risks, see "Risk Factors—Risks Related to Our Company and Our Organizational Structure", which are included in our 2019 Form 10-K.
Under the terms of the TRAs, we may not elect an early termination of the TRAs without the consent of a majority of our directors. Accordingly, we may be prevented from terminating the TRAs in circumstances where we determine it would be beneficial for us to do so, including potentially in connection with future strategic transactions.
Participation in our Secondary Offerings
In February 2019, we completed an underwritten public offering in which KKR and SLP sold shares of our Class A common stock. We did not receive any proceeds from the shares sold by the selling stockholders. We used the net proceeds from the shares sold by us to pay expenses incurred in connection with the offering. The offering included the exchange of LLC Units (together with the corresponding shares of Class B common stock) for Class A common stock by the selling stockholders. Significant details for the offering are as follows:

Offering Date	Offering Price Per Share ($)	Shares Sold by GoDaddy (#)	Proceeds Received by GoDaddy ($ in millions)	Aggregate Shares Sold by Selling Stockholders (#)	LLC Units Exchanged by Selling Stockholders (#)
February 2019(1)	75.40	8,000	0.6	8,538,616	4,278,366
_________________________________
(1) Following the February 2019 offering, KKR and Silver Lake no longer own shares of GoDaddy's common stock.
Other Transactions
We have granted stock options to our executive officers and certain of our directors. In connection with our IPO, we entered into revised severance agreements and confirmatory employment letters with each of our then executive officers, including certain of our current NEOs, as well as revised change in control agreements with certain of our current NEOs, to clarify the terms of their employment. See "Non-Employee Director Compensation" and "Executive Compensation."
From time to time in the ordinary course of business, we do business with other companies affiliated with our directors. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arms-length basis.

Entity Name	Amount Paid ($ in millions)
Optiv Security, Inc.	$0.7
LinkedIn Corporation	0.5

Limitation of Liability and Indemnification of Executive Officers and Directors
Our Certificate contains provisions limiting the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or involving intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporate Law, or DGCL; or
•any transaction from which they derived an improper personal benefit.
Any amendment to or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors is further limited to the greatest extent permitted by the DGCL.
In addition, our Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating they were not required to file these forms, we believe that during 2019, all Section 16(a) filing requirements were satisfied on a timely basis, except for Mr. Chen's Form 4 filed on June 27, 2019 and Rebecca Morrow's, our former Chief Accounting Officer and principal accounting officer, Form 4 filed on June 12, 2019.
2019 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2019 are included in our 2019 Form 10-K. This proxy statement and our 2019 annual report are posted on our website at https://aboutus.godaddy.net/investor-relations/financials and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our 2019 annual report without charge by sending a written request to GoDaddy Inc., Attention: Investor Relations, 14455 N. Hayden Road, Scottsdale, Arizona 85260.
* * *

Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important for your shares of our common stock to be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Scottsdale, Arizona
April 23, 2020